Exhibit 10.2

AMENDED AND RESTATED GROUND LEASE AGREEMENT

This Amended and Restated Ground Lease Agreement (“Lease”) is made effective as of the 1st day of July, 1993, (the “Effective Date”) by and between PRIMM SOUTH REAL ESTATE COMPANY, a Nevada corporation (“Landlord”), and THE PRIMADONNA CORPORATION, a Nevada corporation (“Tenant”), with reference to the following facts, and is as follows:

R E C I T A L S :

A.                                    Landlord and Tenant are presently landlord and tenant, respectively, under the following lease agreements (the “Existing Leases”):

1.                                      Ground Lease dated January 14, 1985, entered into originally between Robert L. McDonald, Sr., Valley Bank of Nevada, and Gary E. Primm, jointly, as duly appointed and authorized co- executors of the Estate of Ernest J. Primm, deceased, Case No. 81- 7678, Second Judicial District Court of the State of Nevada, in and for the County of Washoe, as landlord, and Whiskey Pete’s Casino, a Nevada corporation, now known as The Primadonna Corporation, a Nevada corporation, as tenant, which lease has been amended pursuant to a certain First Amendment to Ground Lease entered into between Landlord and Whiskey Pete’s Casino, Tenant’s predecessor in interest, dated February 6, 1989, and pursuant to which Tenant presently operates the hotel/casino complex commonly known as “Whiskey Pete’s Casino”;

2.                                      Ground Lease Agreement dated March 15, 1989, and entered into between Landlord and Tenant, and pursuant to which Tenant leases from Landlord certain real property upon which Tenant presently operates the hotel/ casino complex commonly known as “The Primadonna Resort and Casino”; and

3.                                      Ground Lease Agreement (Gasoline Station) entered into effective as of the first day of February, 1991, between Landlord and Tenant, and pursuant to which Tenant leases from Landlord certain real property for the purpose of operating a gasoline station thereon.

B.                                    Landlord is the owner of that certain unimproved real property consisting of approximately 47.88 acres situated in Clark County, Nevada, and described more particularly in Exhibit “A” attached hereto and incorporated herein by this reference (the “Third Casino Parcel”), and Tenant desires to construct and operate a hotel/casino resort complex on such real property with related amenities and to obtain certain easements in order to provide necessary utilities to such complex.

C.                                    Landlord also is the owner of certain other real property situated in Clark County, Nevada, and described more particularly in Exhibit “A” attached hereto and incorporated herein by this reference (the “R.V. Park Parcel”), upon which Tenant has constructed and is operating a recreational vehicle park with certain related amenities (the “R.V. Park”).

D.                                    Landlord and Tenant desire to enter into this Lease for the purpose of (i) amending, supplementing and restating all of the Existing Leases, (ii) granting a lease for the Third Casino Parcel, (iii) formalizing a lease arrangement for Tenant’s lease of the R.V. Park and (iv) granting certain easements to Tenant across other property owned by Landlord for the purpose of allowing Tenant to obtain and provide water, sewer and utility services to such properties.

E.                                     Landlord is willing to lease such real property to Tenant and grant such easements for the stated purposes on the terms and provisions below set forth.

NOW, THEREFORE, based on the foregoing recitals, and in consideration of the covenants and conditions below set forth, Landlord and Tenant agree as follows:

Section 1.                                           Amendment and Restatement of Existing Leases; Lease of Property.

1.1                               Effect of Amendment and Restatement.  As of the Effective Date, the terms and provisions of the Existing Leases are amended and restated in their entirety and entirely superseded by this Lease (except to the extent of liabilities which arose thereunder prior to the Effective Date).  Tenant’s tenancy and leasehold interest under the Existing Leases shall be deemed to have continued uninterrupted.  The exhibits attached hereto replace the exhibits to the Existing Leases.

1.2                               Lease of Property.  Subject to the reservations below set forth in this Section 1, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms, conditions and covenants hereinafter set forth, all of the real property in Exhibit “A”, which, together with the Easements (below defined) and all of Landlord’s right, title and interest in and to and to all improvements thereon and all covenants, conditions, restrictions, easements, rights-of-way, licenses and other rights and interests benefitting the same or appurtenant thereto are hereinafter referred to collectively as the “Property”.  The leased portion of the Property is presently comprised of the separate parcels (the “Parcels”) described in Exhibit “A” and denoted the “Whiskey Pete’s Parcel”, “Primadonna Parcel”, “Third Casino Parcel”, and “R.V. Park Parcel”; and reference to such separate Parcels by such names in this Lease shall refer to such Parcels as they are described respectively in Exhibit “A”.

1.3                               Reservation of Landlord Easements and Mineral Rights.

(a)                                 Fast Food Pad Reservation. Landlord hereby reserves unto itself non-exclusive easements for pedestrian and vehicular ingress and egress, parking, and sanitary sewer, water, drainage, electricity and telephone improvements and facilities (the “Fast Food Pad Easements”) over, across and through that portion of the Property described in Exhibit “G” attached hereto and incorporated herein by this reference, which easements shall be for the use and benefit of, and appurtenant to, Landlord’s reversionary fee interest in and to that real property leased by Landlord to Tenant pursuant to that certain Ground Lease Agreement dated October 21, 1991, a memorandum of which was recorded October 23, 1991 in Book 911023 as Instrument No. 00539, Official Records, Clark County, Nevada (the “Fast Food Pad Lease”).  The Fast Food Pad Easements shall be of such scope and nature as those access, parking, drainage, water, sanitary sewer, electric and telephone easements set forth and granted to the tenant under and pursuant to that certain Ground Lease, together with all exhibits and addenda thereto, dated January 28, 1992, entered into between Tenant and MacDonald’s Corporation, & Delaware corporation, a memorandum of which was recorded February 24, 1992, in Book 920224 as Instrument No. 00489, Official Records, Clark County, Nevada (the

“MacDonald’s Lease”), except that the Fast Food Pad Easements shall be for a duration equal to the term of this Lease.  In addition, in the event the Fast Food Pad Lease is terminated or expires prior to the expiration or termination of this Lease, then Tenant shall provide to Landlord all services which Tenant is to provide, and all easements granted, to the tenant under the MacDonald’s Lease pursuant to Exhibit “D” to the “Easements Addendum” to the MacDonald’s Lease, all upon the same terms and conditions as set forth in such Exhibit “D”, except that such services shall be provided, and such easements shall continue, for a duration equal to the term of this Lease and the level of such services required to be provided by Tenant shall not exceed the maximum level reached during the term of the Fast Food Pad Lease. Tenant may relocate any or all of the Fast Food Pad Easements provided (i) the Fast Food Pad Easement(s) as relocated, together with all affected improvements located within such Easement(s), which Tenant shall also relocate, are useable by Landlord for the purposes set forth above with respect to such Fast Food Pad Easement(s), as applicable, at no significant inconvenience or additional cost of operation, maintenance or repair, (ii) there shall be no interruption of the access or service to Landlord by the Fast Food Pad Easement(s) and the improvements thereon as a result of its relocation and (iii) the cost and work of such relocation shall be Tenant’s responsibility.

(b)                                 Landlord Remaining Property Reservation.  Landlord reserves further unto itself non-exclusive easements for pedestrian and vehicular ingress and egress, and sanitary sewer, water, electricity, telephone and other utility improvements, together with the right to construct, repair, maintain and operate such improvements, over, across, under and through that portion of the Property described in Exhibits “H-l” and “H-2” attached hereto and incorporated herein by this reference.

Such easements shall be appurtenant to, and for the use and benefit of, that certain real property presently owned by Landlord and described more particularly in Exhibit “F” attached hereto and incorporated herein by this reference; and all After-Acquired Property of Landlord (below defined) as to that portion of such easement described in Exhibit “H-2”.  The vehicular access use of that portion of such easement described in Exhibit “H-l” shall be limited to light and medium duty vehicles, it being the intent of Landlord and Tenant that vehicular access for construction activities, to the extent feasible, commercial uses such as truck stops, and industrial uses shall be confined to that portion of the easement described in Exhibit “H-2”.  Except for the limitation set forth in this paragraph as to the vehicular access use of that portion of such easements described in Exhibit “H-l”, all such easements shall be of a scope reasonably necessary for Landlord’s convenient and full development and operation of the real property above benefitted by such easements for any use thereof desired by Landlord.  In the event Landlord’s use of such easements imposes a material burden on any improvement located within such easements, and such material burden increases the cost otherwise incurred by Tenant for the maintenance and repair of such improvements, and/or Landlord’s use causes an increase in the real property taxes attributable to such easements, Landlord shall pay to Tenant a share of such maintenance and repair costs and/or real property taxes as measured by such increase. Any such maintenance, repair or tax increases shall be determined by Tenant reasonably and in good faith.

(c)                                  Mineral Rights Reservation. Landlord hereby reserves unto itself all mineral rights in connection with the Property, inclusive of all oil, oil rights, gas, geothermal resources, and rights of every kind and character within or underlying the Property, including, but not limited to, all petroleum, oil, natural gas, hydrocarbon substances and products, rare metals, gem metals, steams, brines and gases; all sands, cinders, gravels, stone, which exist upon, beneath the surface of, or within the Property; and all royalties, overriding royalties, rights under working interests, and production payments, which in any manner relate to the Property. Notwithstanding the foregoing, during the lease term (including all exercised extensions hereof) Landlord shall not explore, mine, extract or exploit any of the foregoing, or grant to any other party the right, profit or license to do so prior to the termination of this Lease.

Section 2.                                           Tenant’s Easements; Nevada Department of Transportation Lease.

2.1                               Tenant’s Easements.

(a)                                 Grant.  Landlord hereby grants to Tenant the following non-exclusive easements (the “Easements”):

(1)                                 Access Easements.  Easements for vehicular and pedestrian ingress and egress to and from the Property over and across that certain real property owned by Landlord and described more particularly in Exhibit “B” attached hereto and incorporated herein by this reference, which easements shall be appurtenant to, and for the use and benefit of, Tenant’s leasehold interest in the Parcels.

(2)                                 Waterline Easements.  Easements for the construction, maintenance and use of water pumping, transmission, treatment and storage facilities, over, under, across and through that certain real property owned by Landlord and described more particularly in Exhibit “C” attached hereto and incorporated herein by this reference, which easements shall be appurtenant to, and for the use and benefit of, Tenant’s leasehold interest in the Parcels.

(3)                                 Waste Treatment Easements. Easements for the construction, maintenance and use of waste water disposal, treatment and transmission facilities (including, without limitation, rapid infiltration basins and evaporation ponds) over, under, across and through that certain real property owned by Landlord and described more particularly in Exhibit “D” attached hereto and incorporated herein by this reference, which easements shall be appurtenant to, and for the use and benefit of, Tenant’s leasehold interest in the Parcels.

(4)                                 Utility Easements.  Easements for the construction, maintenance and use of such other utilities not above provided for, which utilities are used by Tenant in connection with its use and operation of the Property from time to time during the term of this Lease, over, across and through that certain real property owned by Landlord and described more particularly in Exhibit “E” attached hereto and incorporated herein by this reference, which easements shall be appurtenant to, and for the use and benefit of, Tenant’s leasehold interest in the Parcels.

(5)                                 Railroad Easement.  Landlord hereby grants to Tenant an exclusive easement for the purpose of installing, maintaining, repairing and operating a railroad track and system over and across that certain real property owned by Landlord and described more particularly in Exhibit “K” attached hereto and by this reference made a part hereof, which easement shall be appurtenant to, and for the use and benefit of, Tenant’s leasehold interest in the Parcels.

(b)                                 Duration.  Each of the Easements shall be for a term equal to that of Tenant’s leasehold interest in the Property (as the same may be extended pursuant to Section 20 below), including any permitted assignment or sublease of the Property or any portion thereof as provided more particularly below in this Lease.

(c)                                  Scope.  Each of the Easements may be used by Tenant for the specific purpose for which it has been granted and the burden of such respective uses shall be to the extent reasonably necessary to enjoy each Easement relative to Tenant’s use and operation of the Property as allowed and contemplated pursuant to the further terms and provisions of this Lease.

(d)                                 Maintenance and Repair.  Tenant shall be solely responsible for the maintenance, repair and improvement of the Easements, including the facilities constructed by Tenant within the Easements, and Tenant shall maintain the Easements and such facilities in a diligent and workmanlike manner so that they are at all times in good operation and repair and useful and beneficial to the operation of the Property for the purposes allowed and contemplated pursuant to the terms and provisions of this Lease.

(e)                                  Tenant’s Right to Grant Easements Property.  If it becomes necessary during the lease term for Tenant to provide an easement to a third party provider of utility services over, across, under or through the Property in order to obtain from such utility provider utility services for the Tenant’s operation and use of the Property, then Tenant may grant (and if required by such party Landlord shall grant) such easements over, across, under and through the Property provided (i) the term of such easement(s) shall end, at Landlord’s sole and absolute discretion, upon any termination of this Lease, and if Landlord elects to so terminate, then any and all of such easements and all improvements in connection therewith shall be subject to Landlord’s right to require removal as provided in Subsection 7.2 below and (ii) such easement(s) shall serve only the Property.

(f)                                   Landlord’s Right to Relocate Easements.  Landlord shall have the continuing right to relocate any of the Easements provided (i) the Easement(s) as relocated, together with all affected improvements of Tenant located within such Easement(s) which Landlord shall also relocate, are useable by Tenant for the purposes set forth above with respect to such Easement(s), as applicable, at no significant inconvenience or additional cost of operation, maintenance or repair, (ii) there shall be no interruption of the access or service to Tenant by the Easement and the improvements thereon as a result of its relocation and (iii) the cost and work of such relocation shall be Landlord’s responsibility.

(g)                                  Ownership and Use of Improvements.  Although the Easements are non-exclusive to Tenant, Landlord expressly acknowledges and agrees that no other person, including Landlord, shall have any interest in, or right to the use of, any improvement in the nature of a utility, such as water and sewer facilities, placed in the Easements by Tenant unless such interest in, or right to the use of, such improvement is expressly granted in writing to such person.  Subject to the foregoing rights of Tenant to the use and enjoyment of the Easements, and the improvements placed therein by Tenant, Landlord retains the right to itself to use the real property upon which the Easements are located and to grant unto others such rights to the use of such real property as will not interfere unreasonably with Tenant’s use and enjoyment of the Easements and Tenant’s use and enjoyment of Tenant’s improvements placed therein.

(h)                                 Further Easements.  The nature of Tenant’s anticipated operations on, and use of, the Property potentially will require new easements or the various relocation of the Easements.  Landlord agrees to give reasonable consideration to requests from Tenant from time to time during the lease term for the granting or relocation of easements. Landlord will not unreasonably withhold its consent to any such request provided (i) all costs incurred by Landlord in considering such request are paid by Tenant, including, but not limited to the fees and costs of attorneys and other professionals retained by Landlord to assist it in considering such request, (ii) Tenant shall bear all costs of such relocation or establishment of the easement, (iii) if Landlord, or any one claiming through Landlord, is benefitted by an easement to be relocated, or the improvements or facilities used in connection therewith, such relocation shall not interrupt the applicable use or enjoyment until such use or enjoyment is made available to Landlord or such person by way of such easement as relocated with no material adverse affect on or inconvenience to such use and enjoyment and (iv) Landlord otherwise reasonably determines that such relocation or establishment will not materially adversely affect Landlord’s ability to use and develop the remainder of its property. In addition, if further access points are opened from Interstate 15 in locations which could provide reasonable access to Landlord’s present or After-Acquired Property, but for which Landlord would need an easement or easements across real property owned or controlled by Tenant or an entity controlled by Tenant, then Tenant shall grant such easements to Landlord provided the requirements set forth in provisions (i) through (iv) immediately above are complied with by Landlord, substituting Landlord for Tenant in such provisions.

2.2                               Nevada Department of Transportation Airspace Lease.  Tenant is presently the lessee under a certain State of Nevada Department of Transportation Airspace Lease, dated February 15, 1990, with the State of Nevada, acting by and through its Department of Transportation, as lessor, as amended by that certain Amendment to Airspace Lease dated August 23, 1990, (the “Airspace Lease”) a copy of which is attached hereto as Exhibit “I” for reference purposes only.  The Airspace Lease is used by Tenant presently in connection with an elevated monorail people mover system between the Whiskey Pete’s and Primadonna Casinos.  Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall execute and deliver to Landlord a deed of trust encumbering Tenant’s interest under the Airspace Lease for the purpose of securing the performance of Tenant’s obligations under this Lease.  If at any time during the lease term Tenant obtains other leases from the Nevada Department of Transportation, or otherwise, which leases are used by Tenant in connection with its operations on, or uses of, the Property, Tenant shall immediately execute and deliver to Landlord a performance deed of trust encumbering such leasehold for the benefit of Landlord for the same purpose and in the same manner and form as the performance deed of trust above required.

Section 3.                                           Term of Lease.  The term of this Lease (sometimes the “lease term”) shall continue for a period of fifty (50) years commencing on the 1st day of July, 1993, and terminating on the 30th day of June, 2043, unless sooner terminated in accordance with the terms and provisions of this Lease or renewed and extended pursuant to the terms and provisions of Section 20 below.

Section 4.                                           Rent.

4.1                               Initial Lease consideration.  In consideration of Landlord’s entering into this Lease, Tenant shall pay to Landlord, concurrently with Tenant’s execution of this Lease, a non- refundable payment of Thirty Thousand and No/l00ths Dollars ($30,000.00).

4.2                               Base Rent.  Commencing the 1st day of July, 1993, and continuing on the first day of each successive calendar month throughout the lease term, Tenant covenants and agrees to pay Landlord at the address to which notices are to be sent to Landlord, or at such other address as may be specified in a notice given by Landlord to Tenant, without abatement, deduction, setoff, prior notice or demand, a monthly rental retroactive from the first (1st) day of January 1993, to the Effective Date for the R.V. Park Parcel in the total amount of Three Hundred Fifty Seven Thousand Three Hundred Sixty Nine and 99/100ths Dollars ($357,369.99), and thereafter a net monthly rental for the entire Property in the amount of Four Hundred Five Thousand Three Hundred Fifty-Two and 60/100ths Dollars ($405,352.60) (“Base Rent”), subject to adjustment from time to time in accordance with the provisions of Subsections 4.3 and 4.4 below. All rent is payable in advance on the first day of each month.  As of the Effective Date, the Base Rent for the Property is determined at the rate of $26,000.00 per acre, per year, for that portion of the Property comprising the R.V. Park Parcel, and $36,832.00 per acre, per year, for the remainder of the Property.  Notwithstanding the foregoing, until the earlier of (i) July 1, 1994, and (ii) the date Tenant opens all or any portion of the Third Casino Parcel for business to the general public, there shall be deducted from Tenant’s monthly Base Rent obligations the amount of One Hundred Forty Six Thousand Nine Hundred Fifty Nine and 52/100ths Dollars ($146,959.52) per month until such earlier date occurs.  If such date occurs on a day other than the last day of a month, then Tenant shall pay to Landlord a pro rata amount of such deducted amount for the month in which such date occurs, based on the number of actual days remaining in such month. Thereafter, Tenant shall pay the full amount of Base Rent as above provided.  All rent is payable in advance on the first day of each month.  Base Rent for any partial month shall be prorated on the basis of the actual number of days elapsed.

4.3                               Annual CPI Adjustment of Base Rent.  Base rent shall be subject to adjustment on each anniversary date of the Effective Date throughout the lease term (each such date an “Adjustment Date”), except for those years in which a Base Rent adjustment is to take place pursuant to the provisions of Subsection 4.4 below, as follows:

The base for computing the adjustment shall be the Consumer Price Index for All Urban Consumers — All Items ——U.S. City Average (1982-84 = 100), published by the United States Department of Labor, Bureau of Labor Statistics

(“Index”), which is published nearest prior to the Effective Date or nearest prior to the immediately preceding Adjustment Date, whichever is later (“Base Index”).  If the Index published nearest prior to the Adjustment Date (“Comparison Index”) has increased over the Base Index, the Base Rent for the period from the then Adjustment Date until the next Adjustment Date shall be set by multiplying the Base Rent then in effect by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index.  In no event shall the increase in Base Rent exceed eight percent (8%) on any Adjustment Date, and if adjustment of the Base Rent pursuant to his paragraph would cause the Base Rent to decrease on any Adjustment Date, then there shall be no adjustment in the Base Rent on such Adjustment Date and the Base Rent in effect immediately prior to such Adjustment Date shall continue in effect until the next Adjustment Date upon which an increase in Base Rent occurs.  On the adjustment of the Base Rent the parties shall immediately execute an amendment to this Lease stating the new Base Rent.

If the Index has changed so that the base year differs from that used as of the month immediately preceding the month in which the Effective Date occurs, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.  If the Index is discontinued or revised during the lease term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

4.4                               Adjustment by Appraisal.  Beginning on the eighth Adjustment Date and continuing on every eighth Adjustment Date thereafter during the lease term (each such date being an “Appraisal Adjustment Date”), Base Rent shall be adjusted pursuant to the process set forth in this Subsection 4.4 unless Landlord and Tenant are able to agree to the Base Rent for the Property applicable until the next Adjustment Date within sixty (60) days prior to the applicable Appraisal Adjustment Date.  If Landlord and Tenant are able to so agree, then by letter agreement signed by Landlord and Tenant the Base Rent shall be adjusted to such agreed upon Base Rent. If the parties are unable to so agree as to all or a portion of the Property, then Base Rent shall be adjusted pursuant to the appraisal process below set forth.

Not later than the tenth (10th) day after the Appraisal Adjustment Date, each party at its cost and by giving notice to the other party, shall appoint an independent real estate appraiser who is a MAI appraiser certified with the State of Nevada with at least five (5) years experience in appraising real property of the same type and nature as the applicable portion of the Property, taking into consideration (except as provided otherwise below with respect to the R.V. Park Parcel) the highest and best use which may be made thereof.  If a party does not appoint such appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the Base Rent.  If the two (2) appraisers are appointed by the parties, then such appraisers shall be instructed by Landlord and Tenant to meet promptly and to use their best efforts to mutually agree upon the fair lease value of the applicable portion of the Property.  If the two appraisers agree upon the fair lease value of such portion of the Property, then their mutual decision shall be final and binding upon Landlord and Tenant as to such portion upon which agreement is reached.  If within sixty (60) days after the second appraiser has been appointed, the two appraisers are unable to agree to the fair ground lease value of any portion of the Property, then they shall attempt to select a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the Base Rent.  If the appraisers are unable to agree on the third appraiser within such ten (10) day period, then either of the parties to this Lease, by giving ten (10) days notice to the other party, can apply to the presiding judge of the Eighth Judicial District Court for the State of Nevada in and for the County of Clark, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each party shall bear the entire fee of the appraiser chosen by such party and one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee.  The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party; provided, however, such appraiser may have acted as the third appraiser in connection with a prior appraisal rendered pursuant to this Subsection 4.4. Promptly after the selection of the third appraiser, the three appraisers shall meet and the first two appraisers selected shall present to. the third appraiser their respective arguments and evidence (including copies of their written appraisals) respecting the fair lease value of the applicable portion of the Property.  Within thirty (30) days after the selection of the third appraiser, the third appraiser shall render its written decision to Landlord and Tenant, which shall be final and binding upon both Landlord and Tenant, provided, that the fair lease value so decided by the third appraiser must not exceed the higher of the two fair lease values proposed by the first two appraisers, and must not be less than the lower of the two fair lease values proposed by the first two appraisers.

All appraisers shall be furnished a copy of this Lease and shall be instructed that the Property shall be valued “land only” (exclusive of all land underlying the Easements) with all utilities, amenities and infrastructure therefor to the Property including sufficient water, and water and sewer treatment facilities for any existing and proposed uses of the Property.  The appraisers shall be given copies of the Tenant’s current financial statements (provided that if Tenant’s or Primadonna Resorts, Inc.’s (Tenant’s parent) stock is publicly traded, Tenant shall be required to supply copies of its most current public financial statements only, which may be consolidated financial statements with Primadonna Resorts, Inc., or subsidiaries of Tenant or of Primadonna Resorts, Inc.) but no instruction as to the relevance or application of such financial information.  If Tenant is not at such time publicly traded, then such financial statements shall be dated not more than six (6) months prior to their submission to such appraisers and shall contain, at a minimum, a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles or such other accounting principles as are then consistently applied by Tenant in the preparation of its financial statements. Except as provided otherwise below with respect to the R.V. Park Parcel, all of the Property shall be valued at its highest and best use to determine its fair lease value on triple net terms. The appraisers shall be instructed further that Tenant’s exclusivity right set forth in Subsection 5.2 shall not be a factor in determining such fair lease value.  The R.V. Park Parcel shall be appraised as a recreational vehicle park ancillary to a hotel/casino until such time, if any, the R.V. Park Parcel, or any portion thereof, is used for hotel or casino use or for any other use directly or indirectly in support of or in connection with a hotel or casino use (each such use a “Rent Adjustment Use”), at which time the Base Rent for the R. V. Park Parcel shall adjust to the same rent per acre as that then in effect for the remainder of the Property which is being put to hotel/casino use.  Such increase shall be effective on the date the Rent Adjustment Use is opened on all or a portion of the R.V. Park Parcel for business to the general public or for the general use and operation of Tenant. Notwithstanding the foregoing. Tenant may use the R.V. Park Parcel for any use allowed pursuant to Subsection 5.1 without such use being deemed a Rent Adjustment Use, provided such use does not exceed one (1) week in duration at any given time, and is in the nature of a special event which does not occur on any frequent basis so as to be tantamount to a regular use of the R.V. Park Parcel

During the period in which the Base Rent is being determined by appraisal, Tenant shall pay rent per month based on the rent applicable immediately prior to the Appraisal Adjustment Date.  Any overpayment or underpayment during such period of determination shall be remitted immediately to the applicable party without penalty upon completion of the appraisal process.

Section 5.                                           Use, Acceptance and Inspection.

5.1                               Use.  Tenant shall be entitled to use, improve and operate the Property as a resort hotel and casino complex, or complexes, and may in connection with such complex(es) use, improve and operate the Property for related amenities including, but not limited to, a truck stop on the Whiskey Pete’s parcel, a gasoline station or stations on the Property, a recreational vehicle park, retail businesses, amusement park and restaurants; provided, however, that any convenience store operated in support of such recreational vehicle park shall be limited to basic necessity grocery items and recreational vehicle supplies.  While Tenant is not required to make or continue any particular use of the Property, Tenant shall at all times be deemed in actual possession of the Property, pay all rent and other charges required of Tenant pursuant to this Lease, secure and protect the Property, maintain and repair in a good and working condition all improvements to the Property, including, without limitation, all water and sewer rights, permits, applications and facilities at a level equal to or greater than that required in connection with Landlord’s Reversionary Water and Sewer Rights, all landscaping, together with all equipment, machinery, systems and utilities comprising a part of, or used in connection with, such improvements and the Property and otherwise satisfy fully all of Tenant’s obligations pursuant to this Lease.

5.2                               Exclusivity.

(a)                                 Covenant.  Landlord agrees not to use or allow any portion of its remaining real property presently owned (and not leased to Tenant), or hereafter acquired, and located within a five (5) mile radius of the Primadonna Parcel, as presently located, (the “Exclusivity Zone”) to be used for any gaming activity for a period of ten (10) years (the “Exclusivity Covenant”); provided, however, that as to any real property within the Exclusivity Zone which is acquired by Landlord after the Effective Date (the “After- Acquired Property”), Landlord, or Landlord’s successor in interest as to any After-Acquired Property, or Landlord’s tenant of such property, may use such After-Acquired Property for any gaming activity it chooses if (i) as to any third party purchaser or tenant Landlord has first offered to lease or sell the After- Acquired Property to Tenant utilizing the same procedures (adapted as appropriate for offers to lease) for offer as set forth in Section 21 of this Lease or (ii) as to gaming operations intended to be undertaken by itself, Landlord has first offered to sell or lease such After-Acquired Property to Tenant at its fair market fee or rental value, as applicable, utilizing the same procedures (adapted as appropriate for offers to lease) for offer as set forth in Section 21, on essentially the same terms as this Lease, or on the terms for purchase set forth in Section 21, as the case may be.  Fair market fee or rental value shall be determined by appraisal process essentially the same as that set forth in Subsection 4.4, provided that the specific appraisal criteria set forth in such Subsection shall be utilized only to the extent applicable to the After-Acquired Property in question.

(b)           Fee.  Tenant shall pay to Landlord $100,000.00 per year (the “Exclusivity Fee”), in advance, on the 1st day of July of each year during which the Exclusivity Covenant is in effect in consideration of the grant of such covenant.  During the lease term Tenant may extend the Exclusivity Covenant in consecutive ten (10) year increments, provided such option is exercised by written notice thereof to Landlord no later than the end of the ninth (9th) year of the then ten (10) year exclusivity period.  At the beginning of each new ten (10) year period, the Exclusivity Fee for such ensuing period shall be determined by adjusting the Exclusivity Pee for the previous ten (10) year segment upward, but not downward, by the increase, if any, in the Index, as defined in Subsection 4.3 hereof, over the previous ten (10) year period; provided, however, that for the purpose of such calculation the annual increase in the Index for any one year within such previous period shall not exceed eight percent (8%).  The Exclusivity Pee, as adjusted, shall be paid annually to Landlord during the current ten (10) year period.  Additionally, if Landlord and Tenant negotiate a lease (or rental payable under any existing lease) or purchase of additional real property owned by Landlord within the Exclusivity Zone, Tenant’s right to exclusivity shall not be a factor in determining the rent for such leasehold estate or the purchase price.

(c)           Termination.  If Tenant assigns or sublets any portion of any leasehold estate granted to Tenant under this Lease or any other lease agreement between Landlord and Tenant for any other real property owned by Landlord in the Exclusivity Zone (collectively, the “Leased Property”), so that Tenant is no longer the sole licensed gaming operator on the Leased Property, or if Tenant fails to pay any monetary obligation pursuant to this Subsection 5.2 on or before ten (10) days after its due date and the passage of ten (10) days from delivery after such due date of written demand by Landlord for such payment (which ten (10) day periods may run concurrently), then Tenant’s exclusivity rights shall automatically terminate without notice or demand of any kind from Landlord to Tenant.  In the event of any such termination Tenant shall execute and deliver such instruments and in such form as Landlord shall reasonably request in order to evidence such termination, and the failure of Tenant to so execute and deliver such instrument within thirty (30) days of demand therefor shall be deemed an Event of Default,(below defined).  In the event the Exclusivity Fee is not paid on or before its due date, Tenant shall pay a late fee equal to one (1) percent per day of such delinquency until the Exclusivity Fee and all such accrued late fees are paid in full.

(d)           Covenant Runs with Land.  The Exclusivity Covenant is intended to, and shall, be a covenant running with the real property now owned or hereafter-acquired by Landlord or any affiliate of Landlord within the Exclusivity Zone; and during the term of the Exclusivity Covenant the burden thereof shall run with any real property now owned or hereafter acquired by Landlord or any affiliate of Landlord within the Exclusivity Zone, but the benefit thereof shall not run with Tenant’s interest in the Property and shall be personal to The Primadonna Corporation and any wholly owned subsidiary of Primadonna Resorts, Inc., a

Nevada corporation. Notwithstanding the provisions of Section 34 to the contrary, Landlord and Tenant agree that the burdens of the Exclusivity Covenant shall run with the land and be enforceable against successor owners of the aforesaid real property as if the provisions of this Section 5,2 were contained in a lease, and related to real property located in California and governed by California law, including, without limitation. Sections 1457 through 1470 of the California Civil Code.

(e)           Dry Lake convenience Store Exception.  Tenant acknowledges that the principals of Landlord are the principals of Dry Lake, Inc., a Nevada corporation, (“Dry Lake”) which presently owns and operates a convenience store on a parcel of land within the Exclusivity Zone (the “Dry Lake Parcel”) with various gaining operations as allowed pursuant to the laws of the State of California.  Dry Lake and its gaming operations at such convenience store are not, and shall not be, subject to the Exclusivity Covenant; provided, however, that prior to the initiation of any gaming activities on or from the Dry Lake Parcel beyond those allowed from time to time pursuant to the state of California lottery gaming system, Landlord shall undertake reasonable effort to cause Dry Lake to offer to lease or sell the Dry Lake Parcel to Tenant in the manner provided for the sale or lease of Landlord’s After-Acquired Property pursuant to the terms and provisions of this Subsection 5.2. As used in this subparagraph (e), the phrase “reasonable effort” shall require only that Landlord notify Dry Lake in writing of the terms and provisions of this Subparagraph 5.2(e) and request that Dry Lake proceed in accordance therewith.

5.3           Acceptance and Inspection.  On the Effective Date, Landlord shall deliver possession of the Property to Tenant. Tenant hereby expressly acknowledges and represents to Landlord that it is leasing the Property solely in reliance on its own investigation, of all aspects of the Property and its knowledge of the Property in light of its present and past possession and use or exercise of dominion and control of the Property, Tenant further declares that it is aware of all zoning regulations, other governmental requirements, including, but not limited to, laws regulating the site and physical condition of the Property, and other matters affecting the use and condition of the Property, and Tenant agrees to lease and use the Property in its condition existing on the Effective Date.  Tenant acknowledges that neither Landlord nor its agents has made any representation or warranty as to the suitability or fitness of the Property for the conduct of Tenant’s business or for any modification, alteration or improvement to the Property except as expressly provided in this Lease.  The taking of possession of the Property by Tenant shall conclusively establish that the Property was at such time in satisfactory condition.

Section 6.               Quiet Enjoyment.  Landlord covenants that it has the right to make this Lease and that Tenant”, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Property as against any person claiming the same by, through or under Landlord.

Section 7.               Construction.  Alteration. Additions and Improvements.

7.1           General; Development and Construction Plans. Tenant shall not commence any structure, addition, alteration, or other improvement of any kind affecting the Property which in and of itself or together with related work will exceed a cost of $1,000,000.00 without obtaining Landlord’s approval of a development and construction plan for such work, which approval shall not be unreasonably withheld or delayed by Landlord.  Any material deviation from a previously approved construction and development plan shall also require Landlord’s approval (not to be unreasonably withheld or delayed) prior to the commencement of any work in connection with such revised plan.  Without limitation on Tenant’s obligations to develop and improve the Property in material compliance with the then approved development and construction plan and with all other terms of this Lease governing the use, construction, maintenance and repair of the Property as improved, Landlord’s rights provided for in this section 7 shall not entail or include the right to approve “plane and specifications” or working drawings for, or the specific design or location of, any structure, addition, alteration, or other improvement affecting the Property; it being understood and agreed that development and construction plans (including proposed revisions thereto) to be submitted from time to time to Landlord hereunder for its approval shall contain only such description and detail as is reasonably necessary to permit Landlord to approve or disapprove the general scope, concept and design of the work and improvements described therein, and to determine that the same once completed will comply with the use restrictions expressly set forth in this Lease.  Upon Landlord’s request, Tenant shall furnish to Landlord copies of all as-built plans and specifications, to the extent they are in the possession or control of Tenant, for completed buildings and improvements at the Property.

Once a development and construction plan is approved by Landlord, Tenant may proceed to develop the applicable portion of the Property in accordance with such approved development and construction plan and the applicable provisions of this Lease.

7.2           Mo construction Before Notice — Notice of Non-Responsibility.  No work whose total cost, including all labor and materials in connection therewith, is reasonably expected to exceed $1,000,000.00 shall be commenced on, and no building or other materials which cost greater than $1,000,000.00 shall be delivered for construction, nor shall any land development work be commenced or building materials be delivered to the Property if such work or materials singly or together will cost more than $1,000,000.00, until at least ten (10) days after written notice has been given by Tenant to Landlord of the commencement of such work or the delivery of such materials.  Landlord shall, at any and all times during the term of this Lease, have the right to post and maintain on the Property and to record as required by law any notice or notices of non-responsibility provided for by the mechanics’ lien laws of the State of Nevada.  The work prohibited by this Subsection until ten (10) days’ written notice thereof has been given to Tenant includes as well as actual construction work any site preparation work, installation of utilities, street construction or improvement work, or any grading or filling of the Property (subject, however, in each case to the $1,000,000.00 threshold above stated).

Notwithstanding the foregoing to the contrary, Tenant’s failure to give any notice referred to in this Subsection 7.2 in accordance with the foregoing requirements shall not constitute a default or breach of this Lease unless and until (i) Landlord has given written notice to Tenant of Tenant’s failure to give such notice in accordance herewith, and (ii) Tenant shall have failed to post a bond covering the entire amount of any and all potential liens that may arise in connection with the applicable work, or otherwise insure against or cause the release or waiver of all such liens, in each case to the reasonable satisfaction of Landlord, within thirty (30) days after Tenant’s receipt of such notice from Landlord.

7.3           Bond Requirements.  At Landlord’s written request, each general contractor then engaged by the Tenant to perform any services in or about any construction for which Landlord’s approval is required and whose work requires the payment of $1,000,000.00 or more, shall furnish to Tenant at the time of entering a contract with Tenant for such services, a bond issued by a corporate surety authorized to issue surety insurance in Nevada in an amount equal to the contract price payable under contract securing the faithful performance by the contractor of his contract with Tenant and securing the payment of all claims for the performance of labor or services on, or the furnishing of materials for, the performance of the contract.

7.4           Compliance With Law and Quality.  All improvements shall be constructed, and all work performed on the Property and all buildings or other improvements erected on the Property shall be, in accordance with all valid laws, ordinances, regulations and orders of all federal, state, county, and local governmental agencies or entities having jurisdiction over the Property.  All work performed on the Property pursuant to this Lease, or authorized by this Lease, shall be done in a good workmanlike manner and only with materials of good quality and high standard.

7.5           Mechanics’ Liens.  At all times during the lease term, Tenant shall undertake its best efforts to keep the Property and all building and improvements now or hereafter located on the Property free and clear of all liens and claim of liens for labor, services, materials, supplies, or equipment performed on or furnished to the Property. Should Tenant fail to pay, discharge, fully bond against or otherwise cause the Property to be released from any such lien or claim of lien within sixty (60) days after service on Tenant of notice of such lien, Landlord may pay, adjust, compromise and discharge any such lien or claim of lien on such terms and manner as Landlord may deem appropriate.  In such event, Tenant shall, on or before the first day of the next calendar month following any such payment by Landlord, reimburse Landlord for the full amount paid by Landlord in paying, adjusting, compromising and discharging such lien or claim of lien, including any attorney’s fees or other costs expended by Landlord, together with interest at a floating rate which is the highest floating rate most recently published in the Hall Street Journal “Money Rates” as the base rate on corporate loans at large U.S. money center commercial banks, whether that rate may be designated in said publication as a “prime” rate, a “base” rate, a “reference” rate or otherwise, plus two percent (2%) per annum, from the date of payment by Landlord to the date of repayment by Tenant.

7.6           Zoning and Use Permit.  should Tenant deem it necessary or appropriate to obtain any special use permit, variance, or rezoning of the Property in order to construct or operate any improvement, or make a certain use of the Property permitted pursuant to the terms and provisions of this Lease, Landlord agrees to execute such documents, petitions, applications and authorizations as may be necessary or appropriate in obtaining the same; provided, however, that any such permits, variances, or rezoning shall be obtained at the sole cost and expense of Tenant and Tenant agrees to protect and save Landlord and the property of Landlord, including the Property, free and harmless from any such cost and expense. Regardless of whether or not Tenant requests Landlord’s assistance in obtaining any zoning change, etc., as above provided, Tenant shall in all cases give written notice to Landlord of Tenant’s application or other request for any special use permit, variance or rezoning of the Property, which notice shall be delivered to Landlord concurrently with Tenant’s submittal of such application or request.

7.7           Ownership of Improvements.  Any and all buildings and improvements now existing or hereafter placed or erected on the Property or the Easements, and any and all subsequent alterations, modifications, additions and replacements thereto or thereof, shall be and remain the property of Tenant throughout the term of this Lease, and any extension hereof, and Tenant shall retain all rights to depreciation deductions and tax credits arising from the ownership thereof.  Subject to the provisions of Subsection 8.4, any and all buildings and improvements then existing on the Property as well as any and all fixtures thereto, except furniture equipment, and trade fixtures, made or placed in or on the Property by Tenant or any other person shall on expiration or sooner termination of this Lease remain on the Property and become the property of Landlord, unless Landlord gives written notice to Tenant that any or all such buildings and improvements, are to be removed from the Property, in which case Tenant shall remove same and return all or such portion of the Property to its original condition or as near thereto as is reasonably possible, at Tenant’s sole cost and expense, within sixty (60) days of the termination of this Lease as to that portion of the Property upon which such building or improvement, to be removed is situated; provided, however, that such time period shall be extended to one hundred and twenty (120) days if Landlord requires Tenant to remove or demolish any building.  If Tenant fails to remove any building or improvement, as required by this Subsection 7.9 within the time period stated, then Landlord may undertake and complete such removal; and the cost of such removal, together with interest thereon at a floating rate which is the highest floating rate most recently published in the Wall Street Journal “Money Rates” as the base rate on corporate loans at large U.S. money center commercial banks, whether that rate may be designated in said publication as a “prime” rate, a “base” rate, a “reference” rate or otherwise, plus two percent (2%) per annum, from the date of the payment therefore, shall be payable, on demand, from Tenant to Landlord.

Section 8.               Repairs and Restoration.

8.1           Maintenance by Tenant.  At all times during the term of this Lease Tenant shall, at Tenant’s own cost and expense, keep and maintain the Property and all improvements now or hereafter on the Property as well as all facilities now or hereafter appurtenant to the Property in good order and repair and in a safe and clean condition.  Furthermore, Tenant shall, at Tenant’s own cost and expense, maintain at all times during the term of this Lease the whole of the Property as well as any improvements, landscaping, or facilities thereon in a clean, sanitary, neat, tidy, orderly, and attractive condition.

8.2           Requirements of Governmental Agencies.  At all times during the term of this Lease, Tenant, at Tenant’s own cost and expense, shall:

(i)            Make all alterations, additions, or repairs to the Property or the improvements or facilities on the Property required by any valid law, ordinance, statute, order, or regulation now or hereafter made or issued by any federal, state, county, local, or other governmental agency or entity;

(ii)           Observe and comply with all valid laws ordinances, statutes, orders, and- regulations now or hereafter made or issued respecting the Property or the improvements or facilities on the Property by any federal, state, county, local, or other governmental agency or entity;

(iii)          Contest if Tenant, in Tenant’s sole discretion, desires by appropriate legal proceedings brought in good faith and diligently prosecuted in the name of Tenant, or in the names of Tenant and Landlord where appropriate or required, the validity or applicability to the Property of any law, ordinance, statute, order, or regulation now or hereafter made or issued by any federal, state, county, local, or other governmental agency or entity; provided, however, that ]any such contest or proceeding, though maintained in the names of Tenant and Landlord, shall be without cost to Landlord, and Tenant shall protect the Property and Landlord from Tenant’s failure to observe or comply during the contest with the contested law, ordinance, statute, order, or regulation; and

(iv)          Indemnify and hold Landlord and the property of Landlord, including the Property, free and harmless from any and all liability, loss, damages, fines, penalties, claims, and actions resulting from Tenant’s failure to comply with and perform the requirements of this paragraph.

8.3           Tenant’s Duty to Restore Premises.  Should, at any time during the term of this Lease, any buildings or improvements now or hereafter on the Property be destroyed in whole or in part by fire, theft, the elements, or any other cause not the fault of Landlord, this Lease shall continue in full force and effect and Tenant, at Tenant’s own cost and expense, shall repair and restore or replace the damaged or destroyed building, buildings, improvement, or improvements according to the original plan thereof or according to such new or modified plans therefore as shall be approved in writing by Landlord in accordance with and subject to the terms and conditions set forth in Section 7 above.  The work of repair and restoration shall be commenced by Tenant within one hundred and twenty (120) days after the damage or destruction occurs and shall be completed with due diligence not longer than eighteen (18) months after the work is commenced.  In all other respects, the work of repair and restoration shall be done in accordance with the requirements for original construction work on the Property set forth above, including, without limitation, the plan approval process set forth in Section 7.

8.4           Option to Terminate Lease for Destruction. Notwithstanding the provisions of Subsection 8.3, Tenant shall have the option of terminating this Lease on the last calendar day of any month by giving Landlord at lease ninety (90) days prior written notice of Tenant’s intent to do so and by removing, at Tenant’s own cost and expense, all debris and remains of the damaged improvements from the affected Parcel or Parcels where:

(a)           Any building or improvement now or hereafter on a Parcel is so damaged or destroyed by fire, theft, the elements, or any cause not the result of the gross negligence or wilful misconduct of Tenant, during the last twenty (20) years of the term of this Lease (including the extended term hereof if Tenant has exercised its right to extend pursuant to Section 20 prior to such loss) that it cannot be repaired, restored or replaced as required by Subsection 8.3 of this Lease at a cost not exceeding thirty-five percent (35%) of the cost of replacing all buildings and improvements (assuming that all such buildings and improvements had been totally destroyed) located on such Parcel immediately preceding such damage or destruction.

(b)           Any building or improvement now or hereafter on a Parcel is so damaged or destroyed by fire, theft, the elements, or any cause not the result of the gross negligence or wilful misconduct of Tenant during the last ten (10) years of the term of this Lease (including the extended term hereof if Tenant has exercised its right to extend pursuant to Section 20 prior to such loss) that it cannot be repaired, restored or replaced as required by Subsection 8.3 at a cost not exceeding twenty-five percent (25%) of the cost of replacing all buildings and improvements (assuming that all such buildings and improvements had been totally destroyed) located on such Parcel immediately preceding such damage or destruction.

8.5           Application of Insurance Proceeds.  Any and all fire or other insurance proceeds that become payable at any time during the term of this Lease because of damage to or destruction of any buildings or improvements on the Property shall be paid to Tenant and applied by Tenant toward the cost of repairing and restoring the damaged or destroyed buildings or improvements in the manner required by Subsection 8.3; provided, however, that should Tenant exercise the option given Tenant by Subsection 8.4 to terminate this Lease because of damage to or destruction of buildings or improvements on a Parcel, then, and in that event, any and all fire or other insurance proceeds that become payable because of such damage or destruction:

(a)           Shall be applied first toward the reduction of all unpaid amounts due under, and in accordance with the requirements of, any and all Leasehold Mortgages (as defined in Section 16A hereof) and obligations secured thereby; and

(b)           The balance of the proceeds, if any, shall be paid to Landlord to compensate Landlord, at least in part, for the loss to its reversionary interest in and to the damaged or destroyed buildings or improvements.

Notwithstanding the foregoing to the contrary, but without limitation on Tenant’s obligation to repair and restore upon the terms and conditions set forth above in this Section 8, if upon damage to or destruction of the improvements on a Parcel or any part thereof a Leasehold Mortgagee elects, under its loan documentation:  (A) to apply the insurance proceeds first to repay the indebtedness secured by such Leasehold Mortgage (rather than first to repair and restore such damaged improvements), then such Leasehold Mortgagee shall be entitled to such repayment; or (B) to receive such insurance proceeds and disburse the same to Tenant as such repairs and restoration progress or are completed, then such Leasehold Mortgagee shall be entitled to do so.

Section 9.               Condition of Property Upon Termination.

9.1           Condition and Ownership.  Upon the expiration or earlier termination of this Lease, Tenant shall deliver the Property to Landlord in an undamaged and clean condition and in the state of repair and maintenance required pursuant to the terms and provisions of this Lease. Tenant shall remove all of Tenant’s personal property, trade fixtures, and equipment from the Property, and all such property not so removed shall be deemed abandoned by Tenant.  If

Tenant fails to remove any trade fixtures, equipment or other personal property and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place such property in public storage for Tenant’s account.  Tenant shall be liable to Landlord for the costs of removal of any such trade fixtures, non-structural improvements, or equipment of or installed by Tenant, the transportation and storage costs of same, the cost of returning the Property to the condition above required, reasonable wear and tear excepted, together with interest at a floating rate which is the highest floating rate most recently published in the Wall Street Journal “Money Rates” as the base rate on corporate loans at large U.S. money center commercial banks, whether that rate may be designated in said publication as a “prime” rate, a “base” rate, a “reference” rate or otherwise, plus two percent (2%) per annum on all such expenses from the date of expenditure by Landlord.  If the Property is not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord against all loss or liability resulting from delay by Tenant in so surrendering the Property, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

9.2           Option to Purchase.  Except as provided otherwise in Subsection 13.2 hereof, at the termination of this Lease, Landlord shall have the option to purchase at their then fair market value (less any monetary obligations assumed or taken subject to by Landlord) all or any portion, as Landlord may select, of Tenant’s right, title and interest in and to the personal property, trade fixtures and equipment used directly in the conduct of Tenant’s business on the Property as set by appraisal method similar to the procedure set forth in Subsection 4.4, except the appraisers selected shall have experience in appraising the subject personal property.  Notwithstanding the foregoing to the contrary, Landlord’s option to purchase such of Tenant’s rights shall at all times be subject to the rights of all third party lienholders, equipment lessors or sublessors (or assignees) holding a security interest or ownership interest therein.  Landlord’s option to purchase set forth in this Subsection 9.2 shall be subject to all applicable gaming and licensing regulations and requisite approvals.

Section 10.             Insurance and Indemnification.

10.1         Indemnity Agreement.  Tenant shall indemnify and hold Landlord and the property of Landlord, including the Property and any buildings or improvements now or hereafter on the Property, free and harmless from any and all liability, claims, loss, damages, or expenses resulting from Tenant’s occupation and use of the Property, specifically including, without limitation, any liability, claim, loss, damage, or expense arising by reason of:

(a)           The death or injury of any person, including any person who is an employee or agent of Tenant, or by reason of the damage to or destruction of any property, including property owned by Tenant or by any person who is an employee or agent of Tenant, from any cause whatever while such person or property is in or on the Property or in any way connected with the Property or with any of the improvements or personal property on the Property;

(b)           The death or injury of any person, including any person who is an employee or agent of Tenant, or by reason of the damage to or destruction of any property, including property owned by Tenant or any person who is an employee or agent of Tenant, caused or allegedly caused by either (a) the condition of the Property or some building or improvement on the Property, or (b) some act or omission on the Property of Tenant or any person in, on, or about the Property with the permission and consent of Tenant;

(c)           Any work performed on the Property or materials furnished to the Property at the instance or request of Tenant or any person or entity acting for or on behalf of Tenant; or

(d)           Tenant’s failure to perform any provision of this Lease or to comply with any requirement of law or any requirement imposed on Tenant or the Property by any duly authorized governmental agency or political subdivision.

Tenant has no obligation to indemnify and/or hold the Landlord harmless from or against the Landlord’s wanton and willful misconduct or gross negligence.

10.2         Liability Insurance.  Tenant shall, at Tenant’s own cost and expense, secure promptly after execution of this Lease and maintain during the entire term of this Lease a broad form comprehensive coverage policy of public liability insurance issued by an insurance company acceptable to Landlord and authorized to issue liability insurance in Nevada insuring Tenant and Landlord against loss or liability caused by or connected with Tenant’s occupation and use of the Property under this Lease in amounts not less than:

(i)            Ten Million Dollars ($10,000,000.00), combined single limit per occurrence; and

(ii)           One Million Dollars ($1,000,000.00) for damage to or destruction of any property of others.

Such coverages may be provided by primary policies or by a combination of primary and umbrella policies, provided that at all times the minimum coverage amounts above required are in force as to the Property.

On July 1 of each year during the term of this Lease the liability insurance coverage above required shall be increased in proportion to the increase, if any, in the Implicit Price Deflator of the Gross National Product of the United States, issued and published by the United States Department of Commerce (1972 = 100) (the “Price Index”), or any successor index thereto, appropriately adjusted.  In the event that the Price Index is converted to a different standard reference base or otherwise revised, the determination of the adjustment to be made with reference to the Price Index shall be made with the use of such conversion factor, formula or table for converting the Price Index as may be published by the Department of Commerce or, if said “Department shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or other nationally recognized publisher of similar statistical information as may be agreed upon by Landlord and Tenant.  If the Price Index ceases to be published, and there is no successor thereto, then a reasonable substitute index selected by Landlord shall be utilized; or, if such a substitute index is not available or may not lawfully be used for the purposes stated herein, then based upon a reliable governmental or other non-partisan publication, selected by Landlord and approved by Tenant, evaluating changes in the cost of living or purchasing power of the consumer dollar, if such a publication is available and may be lawfully used for the purposes stated herein.  For the purposes of calculating fluctuations in the Price Index, the calendar year 1993 shall be considered to be the base year (the “Base Year”) and the above required initial coverage amounts shall each be a “Base Amount”.

The adjusted liability insurance coverage shall be determined each July 1 as follows:  with respect to each period for which the adjustment is to be made, the Base Amount shall be increased or decreased to equal the product obtained by multiplying (i) the Base Amount by (ii) a fraction, the numerator of which is the average annual Price Index for the most recent complete calendar year in question, and the denominator of which is the average annual Price Index for the Base Year.  The Base Amount utilized for any initial calculation made hereunder shall continue to be utilized as the Base Amount for each subsequent application of this provision.

10.3         Fire and Casualty Insurance.  Tenant shall, at Tenant’s own cost and expense, at all times during the term of this Lease, keep all buildings, improvements and other structures on the Property, as well as any and all additions thereto, insured for their full replacement value by insurance companies authorized to issue such insurance in Nevada against loss or destruction by fire and the perils commonly covered under an “all-risk” extended coverage endorsement to fire insurance policies in the county where the Property is located.  Any proceeds received because of a loss covered by such insurance shall be used and applied in the manner required by Section 8.

10.4         Specific Perils to be insured.  Notwithstanding anything to the contrary contained in Subsection 10.3, the insurance required by Subsection 10.3 shall, whether or not included in the extended coverage endorsement mentioned in Subsection 10.3, insure all buildings, improvements, and other structures on the Property, as well as any and all additions thereto, against loss or destruction by windstorm, cyclone, tornado, hail, explosion, riot, riot attending a strike, civil commotion, malicious mischief, vandalism, aircraft, fire, smoke damage, and sprinkler leakage.  Furthermore, the insurance required by Subsection 10.3 during the construction of any improvement shall have builder’s risk/course of construction, vandalism and malicious mischief clauses attached insuring such improvement during its construction and all materials delivered to the site of such construction for its full insurable value.

10.5         Deposit of insurance with Landlord.  Tenant shall, within ten (10) days after the execution of this Lease, and promptly thereafter when any such policy is replaced, rewritten, endorsed or renewed, deliver to Landlord a true and correct copy of each insurance policy required by this Section 10, or a certificate executed by the insurance company or companies or their authorized agent evidencing such policy or policies in form and content acceptable to Landlord which acceptance shall not be unreasonably withheld.

10.6         Notice of Cancellation of Insurance.  Tenant shall use its best efforts (not to include the payment of additional premiums or other payments) to ensure that each insurance policy required by this Section 10 shall contain a provision that it cannot be canceled for any reason unless thirty (30) days’ prior written notice of the cancellation is given to Landlord in the manner required by this Lease for services of notices on Landlord by Tenant.

10.7         No Limitation of Liability.  Landlord and its agents make no representation that the limits of liability specified to be carried by Tenant under this Lease are adequate to protect Tenant.  If Tenant believes that any such insurance coverage is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.

10.8         Landlord’s Disclaimer.  Landlord shall not be liable for any loss or damage to persons or property, including, without limitation, loss or damage resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Property, or from the pipes, appliances or plumbing works therein, or from the roof, street or subsurface or whatsoever, unless caused by or due to the gross negligence or willful acts of Landlord and not contributed to by the negligence or misconduct of Tenant or its agents. Landlord shall not be liable for interference with the light, air or any latent defect in the Property.  Tenant shall give prompt written notice to Landlord in case of a casualty or accident in the Property.

Section 11.             Waiver of Subrogation.  Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policies which may be in force at the time of such loss or damage.  Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease, and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

Section 12.             Signs.  Tenant, at its sole cost and expense, shall have the right to place, construct and maintain on the Property one or more signs advertising its business at the Property.  Any such sign shall be installed and maintained in compliance with all applicable statutes, codes, ordinances, rules and regulations of governmental bodies or agencies having jurisdiction thereon.  Upon the expiration or earlier termination of the term of this Lease, and upon written notice from Landlord, any sign installed by Tenant shall be removed at Tenant’s sole cost and expense.

Section 13.             Utilities.

13.1         General.  Tenant shall be responsible for and shall pay promptly, as the same becomes due and payable, all charges for water, sewer, gas, electricity, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Property during the term of this Lease, together with any taxes thereon.  Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Property, except that resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or invitees.  No such failure or interruption shall entitle Tenant to terminate this Lease or withhold rent or other sums due hereunder.

13.2         Special Landlord’s Rights Re Sewer and Water.  At the time of the execution of this Lease, Tenant has constructed and installed various water and sanitary sewer facilities and improvements within the Property.  In addition, Tenant has obtained certain water permits and rights and has applications pending for further permits and rights for the provision of water to the Property sufficient for Tenant’s operations thereon.  Upon the termination of this Lease as to all or any portion of the Property, for whatever reason, all water rights, permits, applications, well sites, easement rights, and infrastructure for the pumping, storage, treatment, transmission and disposal of water and waste water used in connection with or generated by such portion of the Property (collectively, the “Water and Sewer Rights and Facilities”) shall be assigned, transferred and conveyed by Tenant to Landlord (unless Landlord does not own such portion of the Property by reason of a condemnation thereof); provided, however, that Landlord shall agree to assume all obligations of Tenant which directly relate to the Water and Sewer Rights and Facilities.  Notwithstanding the foregoing to the contrary, in the event that Tenant’s rights in such items are at such time used by or in connection with the use or operation of other properties, then Tenant shall at such time transfer to Landlord an undivided interest, easement, license or other similar interest in such items as Tenant shall reasonably determine so as to ensure that the Property as then improved will have perpetual access to such items and the use thereof to the extent the same are necessary for a use and operation of the Property at a level equal to that which may be supported by Landlord’s Reversionary Water and Sewer Rights.

(a)           Landlord’s Reversionary Rights.  In order to ensure to Landlord the availability of sufficient water, and water and sewer services for Landlord’s use and operation of the Property after a termination of the Lease, Tenant shall not voluntarily sell, assign or otherwise dispose of any of the Water and Sewer Rights and Facilities to the extent any such action would cause the available level or capacity of such rights or facilities to fall below the level or capacity that was theretofore necessary to support Tenant’s most intensive use of the Property during the lease term (“Landlord’s Reversionary Water and Sewer Rights”); provided, however, that the foregoing shall not prohibit Tenant from assigning or encumbering Landlord’s Reversionary Water and Sewer Rights in connection with a permitted assignment or sublease of its interest under this Lease or a Leasehold Mortgage (below defined), provided further, however, that such assignment or encumbrancing shall otherwise be subject to Landlord’s reversionary rights as set forth in this Subsection 13.2(a), it being the intent and agreement of Landlord and Tenant that the Reversionary Water and Sewer Rights shall be absolutely available to Landlord upon a termination of this Lease.

(b)           Landlord’s Rights to Excess Resources and Facilities.  Upon request from Landlord from time to time during the lease term, and provided that Tenant then has sufficient excess capacity beyond Tenant’s current and actually proposed uses of the Property, and any and all other properties owned by Tenant within the Exclusivity Zone or leased by Tenant from Landlord, Tenant shall grant Landlord the use of its water pumping and transmission facilities, sewer treatment and disposal facilities and excess water at a cost to Landlord equal to Tenant’s cost therefor as reasonably and in good faith determined by Tenant, for Landlord’s use in connection with the development and operation of real property owned by Landlord or an entity controlled by Landlord within the Exclusivity Zone.

(c)           Right of First Refusal.  Landlord shall have the first right of refusal as to the sale or assignment of all water rights, permits, well rights and permits and applications therefor owned by Tenant, or in which Tenant has any legal or equitable interest, and which are not a part of Landlord’s Reversionary Water and Sewer Rights. In the event Tenant receives a bona fide letter of intent (“offer”) for the purchase or assignment of any of such water or well rights, and Tenant intends to accept such offer, Tenant shall, before accepting such offer, give written notice to Landlord of the terms of such offer, which terms shall be all cash or cash payment terms such as seller “carry back” financing and secured only by the subject property.  Such notice shall constitute an offer by Tenant to Landlord to sell such rights on the terms set forth in such bona fide offer. Landlord shall have sixty (60) days from delivery of such notice within which to deliver written acceptance of such offer.  If Landlord timely accepts such offer, then Landlord and Tenant shall proceed to consummate the closing of the sale of such rights in accordance with such offer.  If Landlord either rejects such offer or fails to timely accept it, then Tenant may proceed to sell such rights to the original offer or on the terms set forth in such offer.  If Tenant does not sell such rights to such original offer or if Tenant proposes to sell such rights to the original offer or on terms materially different than those set forth in the original offer, then Landlord shall continue to have the same sixty (60) day period within which to consider any new offer or any materially amended offer.

13.3         Notice of Application.  Concurrently with Tenant’s submittal of any application for water or well rights or permits, or Tenant’s obtainment of any well/water permit or certificate, Tenant shall deliver a copy of such application(s), permit(s) or certificate(s) to Landlord.

13.4         Water and Utility Company Formation.  In the event it is necessary, or Landlord and Tenant simply deem it desirable, to form a utility or water company, or both, for the purpose of providing water and sewer service to the Property and other real property owned by Landlord, whether leased to Tenant or not, in order to fulfill the provisions of this Section 13 with respect to Landlord’s rights to receive water and sewer services from Tenant, Landlord and Tenant shall proceed to form such entity as is chosen by them on the following bases:

(a)           The cost of entity formation, regulatory and governmental approval shall be borne by Landlord and Tenant in the same percentages as their ownership interest in such entity as determined pursuant to the terms and provisions of subparagraph (f) of this Subsection 13.4;

(b)           All water rights and sewer permits and licenses then owned by Landlord and Tenant, including, but not limited to, all rights under pending applications therefor, shall be contributed by Landlord and Tenant to such entity;

(c)           All water and sewer pumping, storage, treatment, transmission and disposal systems and facilities then existing and servicing any real property owned by Landlord within the Exclusivity Zone, or Which with reasonable addition or modification, could serve such real property, shall be contributed by Tenant to such entity;

(d)           All easement, lease or license rights necessary to support the infrastructure described in sub-paragraph (c) immediately preceding, or any new infrastructure constructed by such new entity, shall be contributed or granted by Landlord and Tenant, as appropriate; subject, however, to the right of Landlord and Tenant, at their respective cost, to relocate such easements, etc. if such relocation does not significantly increase the cost of the applicable service supported by such relocated easement, etc.;

(e)           Unless agreed to otherwise between Landlord and Tenant in writing, the service area of any such entity shall include only real property owned, or leased by or to Landlord and Tenant, or entities controlled by them, and their successors and assigns and such entity shall be committed to serve such properties subject only to the capacity qualifications set forth in Subsection 13.2(b);

(f)            The sole owners of such entity shall be Landlord and Tenant, with their respective ownership, control and management interests determined in accordance with the fair market value of their respective contributions to such entity (see sub- paragraphs (b), (c) and (d) immediately above) determined by appraisal in a manner similar to that provided for in Subsection 4.4; and

(g)           The rates charged by such entity, if not regulated by the State of Nevada, shall be in keeping with rates charged by regulated entities providing the same or similar services under as nearly as possible to ascertain similar circumstances.

As to any other matters not specifically provided for in this Subsection 13.4, Landlord and Tenant shall proceed in good faith to determine and accomplish such matters in order to achieve the objectives of this Section 13.

13.5         Assignability of Landlord’s Rights.  Any of Landlord’s rights set forth in this Section 13 may be assigned directly to an entity controlled by Landlord (as determined in) accordance with the provisions of Subsection 16B.1 below), and may be leased or assigned to a tenant or operator of any of Landlord’s real property within the Exclusivity Zone provided Landlord remains primarily liable for the performance of Landlord’s obligations with respect to such leased or assigned rights.

Section 14.             Entry by Landlord.  Upon prior notice, Tenant shall permit Landlord and its agents to enter into and upon the Property at all reasonable times during the term of this Lease for the purpose of inspecting the same, or at all reasonable times following the date on which the option to renew referred to in Section 20 below expires or is earlier terminated, for the purpose of showing the Property to a prospective purchaser, without any rebate of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Property thereby occasioned. All inspections and examinations made by Landlord under this Section 14 or under Section 22 below shall be conducted in a manner which does not unreasonably interfere with the operation or use of Tenant’s business and the Property.  Landlord shall indemnify, defend and hold Tenant harmless from and against any damage, loss, cost, expense or claim arising out of any such inspection or examination by Landlord or its agents.

Section 15.             Taxes.

15.1         Real Property Taxes.

(a)           Real property Taxes Defined.  As used in this Lease, the term “Real Property Tax” shall include any form of assessment, license fee, rent tax, levy, penalty or tax (other than net income or franchise taxes) imposed against the Property by any authority having the direct or indirect power to tax, including, without limitation, any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is (i) determined by the area of the Property, or any part thereof, or the rent and other sums payable hereunder by Tenant, including, without limitation, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums, or (ii) upon or with respect to any legal or equitable interest of Landlord in the Property or any part thereof, or (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Property, or (iv) taxes of every kind and nature levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes on the Property whether or not now customary or within the contemplation of the parties.

(b)           Tenant’s Obligation to Pay. Tenant shall pay all Real Property Taxes for the Property.  In the event this Lease or any extension thereof shall expire on a date earlier than the end of the fiscal tax year, Landlord shall prepare a statement setting forth the Real Property Taxes to the date of such expiration and the parties shall adjust the Tenant’s obligation to pay the Real Property Taxes to the date of the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease, Tenant shall have the right to contest in good faith any tax or assessment it believes unreasonable or otherwise not applicable with the appropriate governmental authority.

(c)           Increases in Real Property Taxes. Anything to the contrary notwithstanding contained herein, Tenant shall pay any increases in Real Property Taxes resulting from any and all improvements of any kind whatsoever placed in, on or about the Property for the benefit of, at the request of, or by Tenant.

(d)           Prorations.  Tenant’s liability to pay any Real Property Tax increase pursuant to this Section 15 shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the term of the Lease.  With respect to any assessments which may be levied against or upon the Property, or which under the laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) and interest due thereon shall be included within the computation of the annual taxes and assessments levied against the Property.

15.2         Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in, on or about the Property or elsewhere.  When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real or personal property of Landlord. Notwithstanding any other provision of this Lease, Tenant shall have the right to contest in good faith any tax or assessment it believes unreasonable or otherwise not applicable with the appropriate governmental authority.

15.3         Effect of Non-payment.  Failure of Tenant to pay any of the charges required to be paid under this Section 15 shall constitute a default under the terms hereof in like manner as failure to pay rent when due.

Section 16.             Assignment, subletting and Tenant Financings.

16A.        Leasehold Mortgages and Trade Equipment Financing.

16A.1      Leasehold Mortgages.

(a)                                  Tenant permitted or allowed in accordance with the applicable term and provisions of this Lease, may, without Landlord’s consent, from time to time pledge, mortgage or encumber the leasehold estate demised to Tenant hereunder.  Any such pledge, deed of trust, mortgage or encumbrance upon the he extended modified, amended demised hereunder as the same may be extended, modified, the Leasehold estate demised to Tenant hereunder; provided however, that each Leasehold Mortgagee shall be an Institutional Lender or if not, then prior to the delivery of each Leasehold Mortgage to a Leasehold Mortgagee which is not an Institutional Lender, Tenant shall first comply with the terms and provisions set forth below in this subsection.  Tenant shall be entitled to request from time to time Landlord’s written waiver and acknowledgement, which may be relied upon by Tenant’s prospective lender under a proposed Leasehold Mortgage, of Tenant’s compliance with the “Minimum Ratio Requirements” (as hereinafter defined) by giving written notice to Landlord of Tenant’s intent to incur indebtedness that will be secured by a new Leasehold Mortgage.  Tenant shall not incur any such indebtedness or give the applicable Leasehold Mortgage until it has obtained such waiver and acknowledgement as aforesaid.  Such written notice to Landlord will be accompanied by a certificate of an officer of Tenant wherein Tenant represents and warrants to Landlord that Tenant’s obtaining the loan to be secured by such new Leasehold Mortgage will not cause Tenant to violate the Minimum Ratio Requirements.  Landlord shall deliver the aforesaid written waiver and acknowledgement to Tenant (or Tenant’s prospective lender, if requested), in the form reasonably requested by Tenant or such prospective lender, within thirty (30) days of Tenant’s request therefor, unless Landlord reasonably believes that Tenant’s representation and warranty contained in such certificate is false or inaccurate.  Tenant shall within three (3) days after a request by Landlord, provide Landlord with copies of financial statements, certified by the Chief Financial officer of Tenant, as requested by Landlord in order to enable Landlord to make the above determination.  Upon Landlord’s delivery of such waiver and acknowledgement, Tenant shall be entitled to incur the indebtedness in question and deliver a Leasehold Mortgage to secure the same at any time within the 180 day period following Landlord’s delivery of such waiver and acknowledgement.

As used herein, the term “Minimum Ratio Requirements” shall mean those types and amounts of financial ratios which would be required for the proposed Leasehold Mortgage financing by an institutional Lender if it were making such loan on the same general material terms as those proposed, and under similar conditions and circumstances.  In making such determination, Landlord may rely on applicable information and consultation provided by an Institutional Lender of Landlord’s choosing, provided such Lender is then in the business of offering the same general type financing as that proposed by the loan for which Landlord approval is being sought.  As used herein with respect to a lender advancing a loan secured by a Leasehold Mortgage, “Institutional Lender” shall mean any bank, insurance company, pension fund, real estate investment trust, trust company, publicly traded entity making loans to third parties in the ordinary course of such entity’s business, or other institutional lender (whether advancing such loan directly or through a fiduciary, trustee, investment advisor or wholly owned subsidiary), or any combination, consortium or other jointly owned entity comprised of the same.  Any such Leasehold Mortgage may secure loans and advances for any purpose, including, but not limited to, loans and advances for the construction upon and improvement of other properties in other locations.  Landlord shall not be bound to send the Leasehold Mortgagee duplicates of notices tendered to Tenant unless such Leasehold Mortgagee or Tenant shall have notified Landlord in writing of the existence of such Leasehold Mortgage and of the name and address of such Leasehold Mortgagee. Notwithstanding any foregoing provision to the contrary, Tenant shall not be entitled to obtain any Leasehold Mortgage financing, and Tenant shall not execute or deliver any Leasehold Mortgage, prior to the date service agreements for the provision of all necessary sewer, water and operating services for the operation of the Dry Lake Parcel have been entered into by and among Landlord, Tenant and Dry Lake, and a memorandum thereof has been recorded, in Official Records, Clark County, Nevada.  Dry Lake is a specifically intended third party beneficiary of the immediately preceding provision.

(b)           Landlord hereby agrees with and for the benefit of each Leasehold Mortgagee and the heirs, personal representatives, successors and assigns of each Leasehold Mortgagee:

(1)           When giving notice to Tenant with respect to any default under the Lease or any exercise of any right to terminate the Lease, Landlord will also give a copy of such notice to each Leasehold Mortgagee in the manner provided in Section 23 at the address of each Leasehold Mortgagee furnished to Landlord in the manner provided in Section 23; and no such notice to Tenant shall be deemed to have been duly given, nor shall such notice be effective unless such notice is also given in said manner to each Leasehold Mortgagee as to which Landlord has been notified as above required.

(2)           In case Tenant shall default in respect of any of the provisions of this Lease, any Leasehold Mortgagee shall have the right, but not the obligation, to cure such default whether the same consists of the failure to pay rent or the failure to perform any other matter or thing which Tenant is required to do or perform under the Lease, and Landlord shall accept performance by or on behalf of Leasehold Mortgagee as though, and with the same effect as if, it had been done or performed by Tenant.  A Leasehold Mortgagee will have a period of time after the service of such notice upon it within which to cure the default specified in such notice, or cause it to be cured, which is the same period for cure, if any, as is given to Tenant under the Lease in respect of the specified default after the giving of such notice to Tenant, plus an additional period of thirty (30) days.  In the event of a default or in the event that termination is sought by reason of a default, other than the payment of rentals and other charges to be paid by Tenant hereunder, which cannot reasonably be cured by the payment or expenditure of money, the period of time for cure shall be extended for so long as all monetary obligations of Tenant are kept current and any Leasehold Mortgagee is diligently attempting to cure such default, including, if necessary, the time period required by such Leasehold Mortgagee to obtain possession of the Property itself, through a receiver, or through foreclosure, provided that the Leasehold Mortgagee continues to diligently attempt to cure the default within such extended period.

(3)           Any default of Tenant (other than the payment of rentals and other charges to be paid by Tenant hereunder) under any provision of the

Lease which is not reasonably susceptible of being cured by a Leasehold Mortgagee shall be deemed to have been waived by Landlord upon completion of foreclosure proceedings or when Leasehold Mortgagee, or its nominee or another shall otherwise acquire title to Tenant’s interest in the Lease (including entering into a new lease pursuant to subparagraph (5) immediately below).  Any default (other than the payment of rentals and other charges to be paid by Tenant hereunder) which is reasonably susceptible of being cured after such completion or acquisition shall thereafter be cured with reasonable diligence. As used in this Section 16A, a default or an Event of Default, or unfulfilled obligation, not “reasonably susceptible” of being cured or performed by a Leasehold Mortgagee or a new tenant shall refer to any bankruptcy, insolvency or receivership or similar event related to Tenant or any other obligation of Tenant which because of its personal nature could be performed only by Tenant or which because of the passage of time can no longer be performed.

(4)           A Leasehold Mortgagee (or its designee or nominee) may become the legal owner and holder of the interest of Tenant under the Lease, including, without limitation, the interest of Tenant in all improvements erected by Tenant on the Property, by foreclosure or other enforcement proceedings, or by obtaining an assignment of the Lease in lieu of foreclosure or through settlement of or arising out of any pending or threatened foreclosure proceeding, without Landlord’s consent and without any obligation to assume the Lease, but otherwise subject to the terms and provisions of the Lease including, but not limited to, Landlord’s right to terminate this Lease in accordance with the applicable provisions of this Lease, including, but not limited to, the provisions of this Section 16A.  Leasehold Mortgagee (or its designee or nominee) shall have the right to assign the Lease without Landlord’s consent provided that such proposed assignee has obtained all necessary state and local approvals to operate the Property under an unrestricted gaming license.  Upon the delivery to Landlord of a duplicate original of an instrument of assignment containing the assignee’s assumption of the Lease, such assignee of Leasehold Mortgagee (or its designee or nominee) shall become Tenant, and shall be substituted for the Leasehold Mortgagee (or its designee or nominee) as the owner and holder of the Lease for all purposes, as of the effective date of such assignment.

(5)           In the event of the termination of the Lease by reason of the default or bankruptcy of Tenant or of any new lease made pursuant to the provisions of this Subparagraph (5) prior to its stated expiration date.  Landlord will notify Leasehold Mortgagee, and upon written request from Leasehold Mortgagee, will certify in writing to Leasehold Mortgagee all amounts and other obligations then due to Landlord under the Lease (or such new lease), and Landlord will enter into a new lease of the Leased Property with Leasehold Mortgagee (or its designee or nominee) for the remainder of the lease term, to commence as of the date of the termination of the Lease (or any new lease) upon all of the terms, provisions, covenants and agreements in the Lease, except, however, any rights of first refusal or exclusivity granted to Tenant under the Lease, upon condition that (a) Leasehold Mortgagee shall make written request to Landlord for such new lease not later than sixty (60) days from the date such notice from Landlord is delivered to Leasehold Mortgagee, and during such time Landlord shall not in any manner encumber, lease or transfer the Property, (b) Leasehold Mortgagee shall pay to Landlord at the time of the execution and delivery of said new lease all sums which, as of the date of execution and delivery of such new lease, were past due and owing under this Lease, as if this Lease had not been terminated, but without giving effect to any provision permitting upon termination of the Lease acceleration of rentals not otherwise then due; and (c) such new lease shall require the tenant thereunder to perform any obligation of Tenant under this Lease not then performed or otherwise waived by Landlord, and to pay all reasonable costs of Landlord resulting from the default and termination, including Landlord’s reasonable attorneys fees incurred.  Upon the execution and delivery of such new lease, all subleases or concession agreements, if any, which previously had been assigned and transferred to Landlord shall thereupon be assigned and transferred without recourse by Landlord to the new tenant together with (i) all sums of money held by Landlord as security for the performance by any subtenant or other occupant of its respective obligations under its sublease or concession agreement, and (ii) such other funds, if any, held by Landlord to which Tenant under this Lease would have been entitled but for the termination of this Lease, and to which a successor in interest of Tenant would be legally entitled.  A tenant named in any such new lease may assign its rights thereunder subject to the applicable terms and provisions of Subparagraph (4) above and shall thereafter be released from liability under such new lease, if the assignee shall deliver to Landlord an instrument whereunder the assignee shall assume all obligations and liabilities of Tenant thereafter arising under the lease so assigned.

(6)           If the holders of more than one Leasehold Mortgage shall make written requests upon Landlord for a new lease in accordance with the provisions hereof, the new lease shall be entered into pursuant to the request of the holder whose Leasehold Mortgage shall be prior in lien thereto and thereupon the written requests for a new lease of each holder of a Leasehold Mortgage junior in lien shall be and be deemed to be void and of no force or effect. Landlord may rely on the report or certificate of any title insurance company licensed to do business in Nevada to ascertain the lien priority of the Leasehold Mortgages.

(7)           If Tenant fails to observe or perform any of its obligations under this Lease, Leasehold Mortgagee may, but shall not be obligated to, observe or perform such obligations for and on behalf of Tenant, whether or not Tenant shall be in default under the Lease.

(c)           Any notice or other communication which Landlord shall desire or is required to give to or serve upon Leasehold Mortgagee shall be given in the manner prescribed in Section 23, addressed to such Leasehold Mortgagee at its address as set forth in the notice to Landlord delivered pursuant to Section 16A(a), or at such other address as shall be designated from time to time by such Leasehold Mortgagee by notice to Landlord in accordance with Section 23.  Any notice or other communication which any Leasehold Mortgagee shall desire or is required to give to or serve upon Landlord shall be given to Landlord at Landlord’s address as set forth in the provisions of this Lease providing for notices to Landlord, in the manner prescribed in Section 23, or at such other address as shall be designated from time to time by Landlord in the manner prescribed in Section 23.

(d)           Landlord will not modify or amend, or accept a surrender of the Lease without the prior written consent of all Leasehold Mortgagees, which consents shall not be withheld unreasonably.  Any such modification, amendment, or surrender without the written consent of all Leasehold Mortgagees shall be void and of no force or effect. The foregoing shall not be deemed to prohibit Landlord from terminating the Lease, after tendering all notices required by the Lease, pursuant to an unlawful detainer or similar action.

(e)           No union of the interests of Landlord and Tenant shall result in a merger of the Lease and the fee interests in the Property without the prior written consent of all Leasehold Mortgagees.

16A.2      Mortgage Fees and Expenses.  Tenant shall pay all fees and expenses of every character and description incurred in connection with the procurement of any Leasehold Mortgages pursuant to this Section 16A, and the Leasehold Mortgagee shall pay all reasonable legal costs of Landlord relating to the creation and assignment of new leases provided for in Section 16A.1(b)(5) above, which shall not be construed, however, as a waiver of, or limitation on, any cause of action or reimbursement right Leasehold Mortgagee may have against Tenant for the payment of such reasonable legal costs of Landlord.

16A.3      Equipment Leasing.  Some of the equipment, fixtures and furniture (collectively designated herein as “Trade Equipment”) now or hereafter installed and used by Tenant on the Property may be directly financed by a third-party lender or otherwise subjected to a security interest or owned by an equipment rental company (“Equipment Lessor”) and leased to Tenant either directly from the Equipment Lessor or by way of equipment sublease or assignment of equipment lease from an equipment sublessor (“Equipment Sublessor”), and Landlord hereby agrees to recognize the rights therein of any such third-party lender or Equipment Lessor or Sublessor (or assignee).  Landlord agrees that all such items of financed or leased Trade Equipment installed or to be installed on the Property shall be and remain personal property and not real property, notwithstanding the fact that the same may be nailed or screwed or otherwise attached or affixed to the Property or improvements, and further agrees to recognize the rights therein of any such third-party lender or Equipment Lessor or Sublessor (or assignee).  Tenant shall have the right at any time to remove or replace any or all Trade Equipment, whether or not financed or leased, regardless of whether attached or affixed to the Property, and to the extent of their respective interests therein such third-party lender or Equipment Lessor or Sublessor (or assignee) shall also have such a right.  Except as otherwise provided in Subsection 9.2, Landlord agrees that it does not have and shall not assert any right, lien or claim in or to the financed or leased Trade Equipment and agrees that any third-party lender or Equipment Lessor or Sublessor (or assignee) may remove and sell the same without reference to, and free and clear of, any or other demand of Landlord, and that such sale may be made on the Property; provided, that such removing party shall be liable to Landlord for the repair of any damage caused to the Property as a result of such removal.

16B.        Assignment and Subletting.

16B.1 Prohibited.  Except for Permitted Transfers, Tenant shall not have the power to, and shall not, transfer, sublet or assign this Lease or the Tenant’s interest in this Lease or in and to the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  As used herein, a “Permitted Transfer” shall mean any and all of the following:  (A) the transfers, assignments, hypothecations and mortgages described in Section 16A above, (B) subleases made in the ordinary course of operating the Property as improved from time to time and for the purposes and uses allowed under this Lease, including, without limitation, space leases, rentals of hotel rooms, concessions and similar occupancy agreements, and (C) transfers, subleases and assignments to entities wholly owned or controlled by Tenant or wholly owned by Primadonna Resorts, Inc., a Nevada corporation.  For the purposes of this Lease, Landlord or Tenant, as the case may be, shall be deemed to control an entity if (i) in the case of a corporation it owns not less than twenty-five percent (25%) of all classes of the corporation’s stock outstanding and (ii) in the case of a partnership or limited liability company it is a general partner or member, as applicable, and owns not less than twenty-five percent (25%) of the interests in the entity entitled to vote, and (iii) in all cases it has the exclusive possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity.  Any attempted or purported transfer of this Lease, or the Tenant’s interest in this Lease, or in and to the Property, in violation of the foregoing and without Landlord’s prior written consent shall be void and confer no rights upon any third person, and at Landlord’s election shall constitute a default.

16B.2 Minimum Conditions to Lessor’s consent.  Each assignment, sublease or other act set out in Subsection 16B.1 above, or similar act, for which Landlord’s consent is required shall be by an instrument in writing in form satisfactory to Landlord in its reasonable discretion, and shall be executed by all parties to the transaction.  Except as provided otherwise in Section 16A above, each assignee shall agree in writing, for the benefit of Landlord, to assume, to be bound by and to perform the terms, conditions and covenants of this Lease to be performed by Tenant.  Notwithstanding anything contained herein, Tenant shall not be released from personal liability for the performance of each term, condition and covenant of this Lease unless Landlord specifically consents to such release or novation in writing.  One executed copy of such written instrument shall be delivered to Landlord.  Consent by Landlord to any such assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting.

16B.3 Additional Rent or Assignment Consideration.  One-half of the following amounts (“Excess Rent”) shall be paid from time to time by Tenant to Landlord:  (i) all assignment consideration attributable to Landlord’s fee interest in the Property and payable in connection with any assignment by Tenant of the Lease or its interest in the Property that does not constitute a Permitted Transfer, and (ii) all rental receipts payable under subleases of all or any portion of Tenant’s interest in the Property that do not constitute Permitted Transfers, but only to the extent such receipts are attributable to Landlord’s fee interest in the Property, and then only to the extent the sum of such sublease rental receipts exceeds the proportionate Base Rent hereunder for the portion of the Property subject to such sublease for the period in question.  Tenant shall be required to pay to Landlord Landlord’s share of Excess Rent if, as and when received by Tenant, provided, however. that Tenant first shall be entitled to reimbursement from such amounts for any and all collection costs (including reasonable attorneys’ fees and costs) incurred by Tenant.  The amount of Excess Rent “attributable to Landlord’s fee interest” shall be determined by appraisal in a manner similar to that set forth in Subsection 4.4.

Section 17.                                      Default and Remedies.

17.1                           Default.  A breach of this Lease shall exist if any of the following events (severally “Event of Default” and collectively “Events of Default”) shall occur:

(i)                                     Tenant shall have failed to pay any monetary obligation or charge imposed herein within thirty (30) days of the date when due and such failure shall not have been cured within ten (10) days after notice of said failure to pay has been given to Tenant; provided, however, that Tenant may cure such default at any time prior to a termination of this Lease by Landlord or a re-entry by Landlord by paying all rents and other expenses or charges then due together with the legal rate of interest then in effect under Nevada law per annum on the total amount then due, from the date said amount becomes due through the date of payment, inclusive; or

(ii)                                  Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within said thirty (30) day period; provided, however, that where such failure could not reasonably be cured within said thirty (30) day period, that Tenant shall not be in default unless it has failed to commence to cure such failure within such thirty (30) day period and thereafter continues to make diligent and reasonable efforts to cure such - failure as soon as practicable; or

(iii)                               Tenant shall have assigned its assets for the benefit of its creditors; or

(iv)                              A court shall have made or entered any decree or order other than under the bankruptcy laws of the United States:

(a)                                  appointing a receiver, trustee or assignee of Tenant in bankruptcy or insolvency or for its property; or

(b)                                 directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

17.2                           Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, and Landlord may resort to such remedies cumulatively or in the alternative:

(i)                                     Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due.  During the continuation of an Event of Default and Tenant has abandoned the Property or any portion thereof, Landlord can enter such abandoned portion and relet it to third parties for Tenant’s account.  Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Property, including, without limitation, broker’s commissions, expenses of remodeling the Property required by the reletting, and like costs.  Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent and other sums due under this Lease on the dates the rent is due, less the rent and other sums Landlord receives from any reletting.  No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease; and

(ii)                                  Landlord can terminate Tenant’s right to possession of the Property at any time.  No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Property or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.  On any such termination, Landlord has the right to remove all personal property of Tenant and store same at Tenant’s cost and to recover from Tenant as damages:

(A)                              The worth at the time of award of unpaid rent and other sums due and payable which had been earned at the time of termination; plus

(B)                                The worth at the time of award of the amount by which the unpaid rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)                                The worth at the time of award of the amount by which the unpaid rent and other sums due and payable for the balance of the lease term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(D)                               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or, which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord (i) in retaking possession of the Property, including reasonable attorneys’ fees therefor, (ii) maintaining or preserving the Property after such Event of Default, (iii) preparing the Property for reletting to a new tenant, including repairs or alterations to the Property for such reletting, (iv) leasing commissions, and (v) any other costs necessary or appropriate to relet the Property.

The “worth at the time of award” of the amounts referred to in Subparagraphs ii(A) and ii(B) of this Subsection 17.2 is computed by allowing interest at the rate of the legal rate of interest then in effect under Nevada law per annum on the unpaid rent and other sums due and payable from the termination date through the date of award.  The “worth at the time of award” of the amount referred to in Subparagraph ii(C) of this Subsection 17.2 is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus two percent (2%).

Section 18.                                      Condemnation.

18.1                           Entire or Substantial Taking.  If, at any time during the term of this Lease, all of the Property or the improvements thereon, or so much thereof as shall render the remaining Property or improvements unsuitable or not economically feasible for the then current use, shall be taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority, or any transfer is made in avoidance of the power of eminent domain by any sovereign, municipality or other public or private authority, (all of the foregoing being referred to as a “Taking”), then the Tenant’s obligation to pay rent shall terminate on, and the Tenant’s interest in the Property so taken shall continue until, the later of (a) the date actual physical possession is taken by the condemner, or (b) the date on which the right to compensation and damages accrues under applicable law, at which time any prepaid rent shall be apportioned.  Any award for such Taking shall be paid to the parties in the following order of priority:

(i)                                     First, to the extent of the award attributable to Tenant’s interest in the Property and all improvements thereon, toward reduction of all unpaid amounts due under, and in accordance with the requirements of, any and all Leasehold Mortgages and obligations secured thereby;

(ii)                                  Second, to Landlord, in an amount equal to the award attributable to its interest in the Property as of such date; and

(iii)                               Third, to Tenant, in the balance remaining after application to the award of Subparagraphs (i) and (ii) immediately above.

18.2                           Partial Taking.  If less than all of the Property and improvements thereon (meaning only so much thereof as shall not render the remaining Property or improvements unsuitable or not economically feasible for the then current use) shall be taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority, or any transfer is made in avoidance of the power of eminent domain (all of the foregoing being referred to as a “Partial Taking”), this Lease shall continue in full force and effect.  The entire award or awards, for the fee interest or the leasehold interest or both, including any amount awarded on account of severance of the taken land from the balance of the Property, for any Partial Taking shall be allocated to Landlord and Tenant as follows:

(i)                                     The award shall first be disbursed to Tenant in order to pay the cost, if any, of restoration of the improvements on the Property.  The balance, if any, of the award shall be divided between Landlord and Tenant in the ratio in which the value of Landlord’s and Tenant’s interests in the Property and improvements respectively bear to one another, in each case as determined by an appraisal in accordance with the process set forth in Subsection 4.4 or by court award.

(ii)                                  Following the payment of such award, the Base Rent shall be reduced by a percentage wherein the numerator shall be the value of the Property taken, and the denominator shall be the value of all the Property immediately before such Partial Taking, determined by appraisal in accordance with Subsection 4.4 or by court award.

18.3                           Temporary Taking.  A “Temporary Taking” shall be deemed a Taking which shall be for a maximum period of three years.  If a Taking extends for more than three years, then the rights of the parties shall be as provided in Subsections 18.1 and 18.2 immediately above.  If the temporary use of the whole or any part of the Property or the improvements thereon shall be taken at any time during the term of this Lease in the exercise of the power of eminent domain by any sovereign, municipality or other authority, or by the avoidance thereof, the term of this Lease shall not be reduced or affected in any way and Tenant shall continue to pay in full the rent and other sum or sums of money and charges herein reserved and provided to be paid by Tenant, and the entire award for such Taking shall be divided as follows:

(i)                                     To Tenant that portion of the award paid for use and occupancy of the Property and improvements during any period prior to the expiration of the term of this Lease;

(ii)                                  To Landlord that portion of the award paid for use and occupancy of the Property and improvements following termination of this Lease.  That portion of such award to Tenant which is in respect of compensation for physical damage to the Property or improvements thereon occasioned by such Taking shall be used by Tenant for costs of restoration and repair of the buildings, improvements and appurtenances so damaged.

18.4                           Personal Property and Moving Expenses.  Any award or part of an award paid as compensation for the Taking of personal property owned by Tenant or a subtenant, or for moving expenses of Tenant or subtenant, shall be payable to Tenant, or such subtenant as the case may be.

18.5                           Other Rights.  In the event of any partial or entire Taking, Partial Taking or Temporary Taking, each of Landlord, Tenant and any Leasehold Mortgagee shall be free to each make claims against the condemning authority for its own award based upon its respective interest in the Property, as improved, or this Lease.  No Temporary Taking of the Property shall terminate this Lease or give Tenant any right to any abatement of rent hereunder.  Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section 18.

Section 19.                                      Estoppel Certificates.  Each of the parties to this Lease Agreement shall, without charge, at any time and from time to time, within ten (10) days after receipt from the other party of written request therefor, deliver a duly executed and acknowledged certificate to the other or any other person, firm or corporation designated by the requesting party, certifying:  (a) that this Lease is unmodified and in full force and effect, or if there has been any modification, that the same is in full force and effect as modified, and stating any such modification; (b) whether or not there is then existing any claim of default hereunder and, if so, specifying the nature thereof; and (c) the dates to which the rent and other charges payable hereunder by Tenant have been paid.

Section 20.                                      Option to Extend.

20.1                           Grant of Right and Exercise. Tenant shall have the right to extend and continue this Lease for one (1) additional lease term of twenty-five (25) years (the “Extended Term”) upon the further terms and conditions of this Section 20 (the “Extension Option”).  The Extension Option may be exercised only by written notice of such exercise delivered to Landlord any time after June 30, 2003, but no later than June 30, 2038.  Landlord’s acceptance of Tenant’s exercise of the Extension Option during any time there exists an uncured Event of Default shall not in any manner be deemed a waiver by Landlord of any right or remedy it may have as a result of such Event of Default, including, but not limited to the right to terminate this Lease in accordance with its provisions and applicable law.

20.2                           Extension Fee.  In consideration of the grant of the Extension Term, Tenant shall pay to Landlord on, and as a condition of, the commencement of the Extension Term an amount equal to ten percent (10%) of the Base Rent for the first year of the Extension Term as determined pursuant to Subsection 20.3 below.

20.3                           Extension Term Base Rent.  Base Rent for the initial year of the Extension Term shall be determined in accordance with the appraisal method set forth in Subsection 4.4, and shall be adjusted during the Extension Term in accordance with the provisions set forth in Subsections 4.3 and 4.4.

20.4                           Applicability of Lease Terms.  Except as specifically provided otherwise in Subsections 20.2 and 20.3, all of the terms and provisions of this Lease shall continue in full force and effect and shall apply in all respects to the Extension Term.

Section 21.                                      Right of First Refusal.

21.1                           General Terms.  Landlord may not sell, transfer or otherwise dispose of the whole or any part of the Landlord’s interest in the Property or any other real property presently owned by Landlord in Clark County, Nevada (which real property is described in Exhibit “F” attached hereto) (the “Offered Interest”) to anyone other than Tenant without first offering the same in writing to Tenant at a price and upon the terms no less favorable to Tenant than those which the Landlord is willing to accept from a third party as evidenced by a bona fide letter of intent to purchase negotiated at arm’s length and describing in reasonable detail the material terms of such transfer or disposition, executed by Landlord and such third party.  The purchase price reflected in such letter of intent must be payable all cash or upon cash payment terms such as seller “carry-back” financing, and secured only by the subject property.  Within sixty (60) days after delivery of such letter of intent to Tenant (which Landlord shall deliver to Tenant promptly after its execution by the parties thereto), Tenant may elect to purchase the Offered Interest upon the terms and conditions set forth in such letter of intent and this Section 21 by giving written notification of such election to Landlord.  If, within such sixty (60) day period, Tenant does not agree to purchase the Property on the terms and conditions set forth in such letter of intent and this Section 21, then Landlord may, within one hundred twenty (120) days thereafter, transfer the Offered Interest to such third party only on terms no less favorable to Landlord in the aggregate than the terms contained in such letter of intent; and any purchaser of such property shall take subject to all of the terms and conditions of this Lease (except for Tenant’s right of first refusal contained in this Section 21).  If the Offered Interest is not disposed of within such one hundred twenty (120) day period, then Landlord shall before disposition of the Offered Interest, be first obligated to reoffer it to Tenant in accordance with this Section 21.  Tenant’s right of first refusal granted hereby shall be enforceable throughout the term of this Lease so long as Tenant or a new tenant pursuant to a Permitted Transfer is the tenant hereunder.

21.2                           Closing Terms.  If Tenant elects to exercise its option to purchase the Offered Interest in accordance the foregoing, then within ten (10) business days following the date of Tenant’s notice to Landlord evidencing such election, Tenant shall open an escrow with the escrow company and officer of Tenant’s choice.  Tenant’s purchase of the Offered Interest shall be on the following terms and conditions, and the escrow holder shall be instructed as follows:

(a)                                  The purchase price to be paid for the Offered Interest shall be paid in the manner provided for in the letter of intent.

(b)                                 The close of escrow shall occur when the escrow holder has received all documents, taken all actions, and made all disbursements necessary to record a grant, bargain and sale deed of the Offered Interest to be given to Tenant, and such deed has been duly recorded.  The close of escrow shall occur not later than one hundred twenty (120) days following the date of the opening thereof.

(c)                                  The close of escrow shall be conditioned on the parties’ execution and delivery to the escrow holder of the purchase price, each party’s share of escrow and closing costs, and all documents which the escrow holder reasonably requests, and performance of all acts reasonably required by the escrow holder, and the parties hereby agree that they shall execute, deliver and perform, as necessary, each of the same.

(d)                                 Tenant shall receive an ALTA extended coverage policy of title insurance in form and content reasonably satisfactory to Tenant from the title company to be named by Tenant at the time of the opening of escrow.

(e)                                  Except as expressly provided to the contrary in the applicable letter of intent, costs and charges in connection with the escrow and the purchase shall be paid by Landlord, as seller, and Tenant, as purchaser, as follows:

(1)                                  The escrow holder’s fees and charges shall be paid equally by Landlord and Tenant.

(2)                                  The cost of a CLTA owner’s policy of title insurance in the amount of the purchase price shall be paid by Landlord.  The additional cost of an ALTA extended coverage owner’s policy of title insurance shall be paid by Tenant.

(3)                                  All real property transfer taxes and recording fees for the deed shall be paid by Landlord.

(4)                                  All other closing costs shall be allocated in the manner that is customary in Clark County for similar transactions, as reasonably determined by escrow holder.

(f)                                    Tenant shall be entitled to designate a nominee to take title to the Offered Interest by giving written notice to Landlord and escrow holder (whereupon the deed and title insurance shall be revised to reflect such designation) . Any such designation, however, shall not relieve Tenant of any of its other obligations set forth above in this Section 21.

Section 22.                                      Hazardous substances and Dumping.

22.1                           Covenant.  Except and only as may be provided expressly otherwise in an exhibit attached hereto. Tenant covenants to Landlord that it will not use, or allow to be used, any hazardous substance or material except as may be reasonably required in connection with its business on the Property, and then only in full compliance with all laws.  Nor will Tenant bring onto, or allow to be brought onto, the Property any such substances or materials, except as allowed pursuant to the immediately preceding sentence.

22.2                           Right of Entry.  Landlord reserves the right to enter the Property at any reasonable time, and at any time in exigent circumstances, for the purpose of inspecting and examining the Property for the presence of any hazardous substance or materials.  If the results of such inspection or examination reveal the presence of hazardous substances or materials in, on or about the Property, and if Landlord has reasonable cause to believe that they are present in, on or about the Property due to Tenant’s failure to be in compliance with Subsection 22.1, then Tenant shall reimburse Landlord for its cost incurred in undertaking such inspection and examination.

22.3                           Indemnity.  Tenant shall hold Landlord harmless from, and defend and indemnify Landlord against, any and all claims or liability for any injury or damage to any person or property caused by the presence of hazardous materials or substances in, on or about the Property which are placed, or allowed to be placed, in, on or about the Property by Tenant, and for any cost or liability incurred by Landlord in connection with the release, removal or storage of any hazardous substance or material placed, or allowed to be placed, in, on or about the Property by Tenant. The provisions of this Indemnity shall remain in full force and effect and shall not be affected or impaired by any termination of this Lease and shall survive any such termination.

22.4                           Permits.  Tenant shall at all times maintain current permits required for all of its operations on the Property, including those required for the use, storage, or disposal of environmental law(s), ordinances, rules, requirements, statutes or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretations thereof, including any judicial or administrative orders, decrees, judgments or rulings pertaining thereto.

22.5                           Dumping.  Tenant shall not deposit or allow to be deposited in, on or about, or allow to remain in, on or about the Property, or any other property of Landlord, any waste material or debris of any nature whatsoever except as such is generated by Tenant’s normal operation of the Property, and then only temporarily pending proper ultimate disposition thereof off of the Property.

Section 23.                                      Notices.  Any notice or demand required or desired to be given under this Lease after the commencement of the lease term shall be in writing and shall be personally served or, in lieu of personal service, may be given by mail in which latter event such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, certified and postage prepaid, return receipt requested, addressed to the party to be served.  At the date of execution of this Lease, the addresses of Landlord and Tenant are:

Landlord:	Primm South Real Estate Company
c/o Janet Primm Rosa
15510 S.E. 53rd Place
Bellevue, Washington 98006

With a Copy to:	Marilyn L. Skender, Esq.
Hale, Lane, Peek, Dennison
& Howard
50 West Liberty Street, Suite 650
Reno, Nevada 89501

Tenant:	The Primadonna Corporation
P. 0. Box 95997
Las Vegas, Nevada 89193-5997

With a Copy to:	Robert E. Armstrong, Esq.
McDonald, Carano, Wilson, McCune,
Bergin, Frankovich & Hicks
241 Ridge Street, Fourth Floor
Reno, Nevada 89501

Either party may change its address by giving notice of same in accordance with this Paragraph.

When giving notice to Tenant with respect to any default under this Lease or any exercise of any right to terminate the Lease, Landlord will also give a copy of such notice to each Leasehold Mortgagee of which it has been notified, and no such notice to Tenant shall be deemed to have been duly given, nor shall such notice be effective unless such notice is also given to each Leasehold Mortgagee.

Section 24.                                      Invalidity.  The invalidity or unenforceability of any provision of this Lease shall not affect the validity or enforceability of the remainder of this Lease.

Section 25.                                      No Waiver.  The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental or other sum so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such payment.  No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord.

Section 26.                                      Surrender.  No act or conduct of Landlord, whether consisting of the acceptance of the keys or possession to the Property, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Property by Tenant prior to the expiration of the lease term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.  The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, terminate any or all of such subleases by notifying sublessees of its election so to do within five (5) days after such surrender.

Section 27.                                      Attorneys’ Fees and Costs.  If either party commences litigation or other proceedings (including, without limitation, arbitration) for the interpretation, reformation, enforcement or rescission of this Lease, the prevailing party, in addition to injunctive or other equitable relief, shall be entitled to recover from the other party an amount equal to its reasonable attorneys’ fees and court and other costs incurred.

Section 28.                                      Holding over.  Any holding over after the expiration of the lease term, with the consent of Landlord, shall be construed to be a tenancy from month to month, at the then prevailing rental, and shall otherwise be on the terms and conditions herein specified, so far as applicable.  Any other holding over shall cause Tenant to be a tenant at sufferance, and Tenant shall be liable to Landlord for all damages and liability incurred by Landlord as a result thereof, including, but not limited to, liability or damages incurred as a result of Landlord’s inability to sell or lease the Property to a third party.

Section 29.                                      Successors and Assigns.  The covenants and conditions herein contained and Easements herein granted shall apply to and bind, and inure to the benefit of, the heirs, successors, executors, administrators and permitted assigns of all of the parties hereto.  In addition to the Tenant’s right of first refusal in Section 21, Landlord shall not voluntarily convey the Property or assign or transfer its interest in this Lease to any person or entity who has not been found suitable under the Nevada Gaming Control Act (N.R.S. chapter 463).

Section 30.                                      Time.  Time is of the essence of this Lease and each and all of its provisions.

Section 31.                                      Marginal Headings.  The marginal headings or titles to the Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof.

Section 32.                                      Entire Agreement.  This Lease (including the Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings or agreements with respect thereto.  This Lease may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

Section 33.                                      Authority to Execute.  The undersigned parties hereby warrant that they have the proper authority and are empowered to execute this Lease.

Section 34.                                      Nevada Lav.  This Lease shall be construed and interpreted in accordance with the laws of the State of Nevada, including, without limitation, the Nevada Gaming Control Act, NRS 463, and the administrative regulations in connection thereunder.

Section 35.                                      Memorandum of Lease.  The parties agree to execute, acknowledge, and record a Memorandum of Lease in the form and content attached hereto as Exhibit “J”.

Section 36.                                      Duplicate Originals.  This Lease may be executed in any number of duplicate originals, each of which shall be deemed an original.  This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall comprise one agreement.

Section 37.                                      Force Majeure - Delays.  Except as otherwise expressly provided in this Lease, should the performance of any act required by this Lease to be performed by either Landlord or Tenant be prevented or delayed by reason of any act of God, strike, lockout, labor trouble, inability to secure materials, restrictive governmental laws or regulations, or any other like cause, except financial inability, not the fault or within the control of the party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay, and performance of the act during the period of delay will be excused; provided, however, that nothing contained in this Paragraph shall excuse the prompt payment of rent by Tenant as required by this Lease or the performance of any act rendered difficult or impossible solely because of the financial condition of the party, Landlord or Tenant, required to perform the act.

Section 38.                                      Joint Preparation.  Landlord and Tenant have cooperated in the drafting and preparation of this Lease. In any construction to be made of this Lease, no presumption shall arise against either party by virtue of its participation in the drafting of this Lease.

Section 39.                                      Exhibits.  All exhibits referred to and attached to this Lease are incorporated by reference.

Section 40.                                      Division of Lease.  Upon Tenant’s request to Landlord made in writing from time to time, this Lease and Tenant’s leasehold estate hereunder shall be divided by entering into one or more new leases of the Parcels and amending this Lease accordingly to reflect such division, subject, however, to the terms and conditions hereinafter set forth. Tenant shall be entitled -to request any such division of this Lease and its leasehold estate only in connection with a proposed assignment or financing of Tenant’s interest in the Parcel to be covered by the new lease or by the remainder of this Lease; and such division shall be effective only upon the actual consummation of such proposed financing or assignment, as applicable.  Any such amendment to this Lease, and any such new lease, shall be upon terms and conditions consistent with the terms and conditions of this Lease, except for conforming changes necessary to reflect such division and to preserve each party’s relative rights and obligations with respect to the Property, all as reasonably and in good faith agreed upon by Landlord and Tenant.  Tenant shall bear all costs and expenses of any and all such divisions of this Lease and entering into of new, leases, including Landlord’s reasonable attorneys’ fees and costs incurred In connection therewith.  Without limitation on the foregoing, Landlord and Tenant shall negotiate in good faith any covenants, conditions, restrictions, easements and other terms that may be reasonably necessary or appropriate as a result of the division of this Lease and the entering into of any such new lease in order to preserve each party’s relative rights and obligations with respect to the Property; provided, however, that Landlord shall not be obligated in any manner whatsoever to negotiate any of the foregoing with respect to any real property interest of Landlord other than the Property. The foregoing provisions of this Section 40, however, shall not limit or impair in any manner whatsoever any consent or approval rights inuring to Landlord’s benefit under this Lease with respect to any such assignment or financing of Tenant’s interest under this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth with their respective signatures.

LANDLORD		TENANT

PRIMM SOUTH REAL ESTATE COMPANY, a Nevada corporation		THE PRIMADONNA CORPORATION, a Nevada corporation

By:	/s/ Janet Primm Rosa	By:	/s/ Gary E. Primm
	JANET PRIMM ROSA,		GARY E. PRIMM,
	President		President

DATE:	October 23, 1993	DATE:	October 26, 1993